                          AGREEMENT AND PLAN OF MERGER




                                   dated as of




                                  April 9, 1997



                                  by and among



                    AZMAT ALI, PETER BELFORD, ARTHUR VERBIN,



                    PETER BELFORD, AS HOLDER REPRESENTATIVE,


                                   NYMA, INC.,


                                       and


                             NYMA ACQUISITION, INC.





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                                TABLE OF CONTENTS





ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

     Section 2.1    Conversion of Shares. . .. . . . . . . . . . . . . . . .  10
     Section 2.2    Total Consideration and Terms. . . . . . . . . . . . . .  10
     Section 2.3    Exchange of Certificates; Payment of Dividends . . . . .  11
     Section 2.4    Effective Time of Merger; Closing Date . . . . . . . . .  12
     Section 2.5    Adjustments  . . . . . . . . . . . . . . . . . . . . . .  12
     Section 2.5.1  Closing Date Adjustments . . . . . . . . . . . . . . . .  12
     Section 2.5.2  Post-Closing Adjustment. . . . . . . . . . . . . . . . .  12
     Section 2.5.3  Rights of Set-Off. . . . . . . . . . . . . . . . . . . .  13
     Section 2.6    Contingent Payments. . . . . . . . . . . . . . . . . . .  14

ARTICLE III CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

     Section 3.1    Filing . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Section 3.2    Closing. . . . . . . . . . . . . . . . . . . . . . . . .  16
     Section 3.3    Holder Representative's Closing Deliveries . . . . . . .  16
     Section 3.4    Acquisition's Closing Deliveries . . . . . . . . . . . .  16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
PRINCIPAL HOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

     Section 4.1    Organization . . . . . . . . . . . . . . . . . . . . . .  16
     Section 4.2    Subsidiary . . . . . . . . . . . . . . . . . . . . . . .  17
     Section 4.3    Capitalization . . . . . . . . . . . . . . . . . . . . .  17
     Section 4.4    Authorization. . . . . . . . . . . . . . . . . . . . . .  18
     Section 4.5    No Conflict or Violation . . . . . . . . . . . . . . . .  18
     Section 4.6    Financial Statements . . . . . . . . . . . . . . . . . .  19
     Section 4.7    Books and Records. . . . . . . . . . . . . . . . . . . .  19
     Section 4.8    Projections. . . . . . . . . . . . . . . . . . . . . . .  19
     Section 4.9    Undisclosed Liabilities. . . . . . . . . . . . . . . . .  20
     Section 4.10   Absence of Certain Changes or Events . . . . . . . . . .  20
     Section 4.11   Contracts; No Defaults . . . . . . . . . . . . . . . . .  21

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     Section 4.12   Government Contracts . . . . . . . . . . . . . . . . . .  23
     Section 4.13   Machinery and Equipment and Other Property . . . . . . .  24
     Section 4.14   Intellectual Property  . . . . . . . . . . . . . . . . .  24
     Section 4.15   Real Property  . . . . . . . . . . . . . . . . . . . . .  25
     Section 4.16   Litigation and Proceedings . . . . . . . . . . . . . . .  25
     Section 4.17   Employee Benefit Plans . . . . . . . . . . . . . . . . .  25
     Section 4.18   Labor Relations .  . . . . . . . . . . . . . . . . . . .  30
     Section 4.19   Legal Compliance . . . . . . . . . . . . . . . . . . . .  30
     Section 4.20   Environmental Protection . . . . . . . . . . . . . . . .  30
     Section 4.21   Tax Matters. . . . . . . . . . . . . . . . . . . . . . .  31
     Section 4.22   Governmental Authorities; Consents . . . . . . . . . . .  34
     Section 4.23   Licenses, Permits and Authorizations . . . . . . . . . .  34
     Section 4.24   Insurance  . . . . . . . . . . . . . . . . . . . . . . .  34
     Section 4.25   Brokers' Fees. . . . . . . . . . . . . . . . . . . . . .  35
     Section 4.26   No Other Agreements to Sell the Shares .   . . . . . . .  35
     Section 4.27   Merger with Certain Persons. . . . . . . . . . . . . . .  35
     Section 4.28   Customers, Distributors and Suppliers. . . . . . . . . .  35
     Section 4.29   Banking Relationships. . . . . . . . . . . . . . . . . .  36
     Section 4.30   Full Disclosure. . . . . . . . . . . . . . . . . . . . .  36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUISITION. . . . . . . . . . .  36

     Section 5.1    Corporate Organization . . . . . . . . . . . . . . . . .  36
     Section 5.2    Authorization  . . . . . . . . . . . . . . . . . . . . .  36
     Section 5.3    No Conflict or Violation . . . . . . . . . . . . . . . .  36
     Section 5.4    Governmental Authorities; Consents . . . . . . . . . . .  37
     Section 5.5    Brokers' Fees .  . . . . . . . . . . . . . . . . . . . .  37
     Section 5.6    Sophisticated Investor . . . . . . . . . . . . . . . . .  37

ARTICLE VI COVENANTS OF COMPANY AND PRINCIPAL HOLDERS. . . . . . . . . . . .  37

     Section 6.1    Conduct of Business. . . . . . . . . . . . . . . . . . .  37
     Section 6.2    HSR Act. . . . . . . . . . . . . . . . . . . . . . . . .  39
     Section 6.3    No Solicitations . . . . . . . . . . . . . . . . . . . .  39
     Section 6.4    Notice to  . . . . . . . . . . . . . . . . . . . . . . .  40
     Section 6.5    Consents; Reasonable Effort; Cooperation . . . . . . . .  40
     Section 6.6    Estoppel Certificates. . . . . . . . . . . . . . . . . .  40
     Section 6.7    Inspections. . . . . . . . . . . . . . . . . . . . . . .  40
     Section 6.8    Employee Benefit Plans.  . . . . . . . . . . . . . . . .  40
     Section 6.9    Stockholder Approval . . . . . . . . . . . . . . . . . .  41

                                       ii
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ARTICLE VII COVENANTS OF ACQUISITION . . . . . . . . . . . . . . . . . . . .  41

     Section 7.1    [This Section Intentionally Omitted.]. . . . . . . . . .  41
     Section 7.2    Notice to Company. . . . . . . . . . . . . . . . . . . .  41

ARTICLE VIII  COVENANTS OF THE COMPANY, PRINCIPAL HOLDERS
              AND ACQUISITION. . . . . . . . . . . . . . . . . . . . . . . .  41

     Section 8.1    Confidentiality. . . . . . . . . . . . . . . . . . . . .  41
     Section 8.2    Books and Records. . . . . . . . . . . . . . . . . . . .  42
     Section 8.3    Support of Transactions. . . . . . . . . . . . . . . . .  42
     Section 8.4    [This Section Intentionally Omitted.]. . . . . . . . . .  43
     Section 8.5    Notice of Changes by the Company . . . . . . . . . . . .  43
     Section 8.6    Notice of Changes by Acquisition . . . . . . . . . . . .  43
     Section 8.7    Dissenting Stockholders  . . . . . . . . . . . . . . . .  43
     Section 8.8    Provision of Schedules and Annexes . . . . . . . . . . .  43
     Section 8.9    1996 Financial Statements. . . . . . . . . . . . . . . .  44

ARTICLE IX CONDITIONS TO OBLIGATIONS . . . . . . . . . . . . . . . . . . . .  44

     Section 9.1    Conditions to Obligations of Acquisition, the
                    Company and Principal Holders  . . . . . . . . . . . . .  44
     Section 9.2    Conditions to Obligations of Acquisition. .  . . . . . .  44
     Section 9.3    Conditions to the Obligations of the Company and
                    Principal Holders. . . . . . . . . . . . . . . . . . . .  46

ARTICLE X TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

     Section 10.1   Termination . . . . . . . . . . . . . . . . . . .  . . .  47
     Section 10.2   Effect of Termination . . . . . . . . . . . . . .  . . .  47

ARTICLE XI DEFAULT AND REMEDIES. . . . . . . . . . . . . . . . . . . . . . .  47

     Section 11.1   Breach and Opportunity to Cure . . . . . . . . . . . . .  47
     Section 11.2   Company's and Principal Holders' Remedies  . . . . . . .  48
     Section 11.3   Acquisition's Remedies . . . . . . . . . . . . . . . . .  48

ARTICLE XII HOLDER REPRESENTATIVE. . . . . . . . . . . . . . . . . . . . . .  49

     Section 12.1   Designation and Replacement of Holder Representative . .  49
     Section 12.2   Authority and Rights of Holder Representative;
                    Limitations on Liability . . . . . . . . . . . . . . . .  49

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ARTICLE XIII  POST CLOSING OBLIGATIONS; SURVIVAL OF
              REPRESENTATION . . . . . . . . . . . . . . . . . . . . . . . .  50

     Section 13.1    Indemnification . . . . . . . . . . . . . . . . . . . .  50
     Section 13.1.1  Acquisition's Right to Indemnification. . . . . . . . .  50
     Section 13.1.2  Principal Holders' Right to Indemnification . . . . . .  50
     Section 13.1.3  Limitation on Indemnification Obligations . . . . . . .  51
     Section 13.1.4  Time Period . . . . . . . . . . . . . . . . . . . . . .  51
     Section 13.1.5  Conduct of Proceedings. . . . . . . . . . . . . . . . .  51
     Section 13.1.6  Indemnification Sole Remedy . . . . . . . . . . . . . .  52
     Section 13.1.7  Right of Offset . . . . . . . . . . . . . . . . . . . .  52
     Section 13.2    Survival of Representations . . . . . . . . . . . . . .  52
     Section 13.3    Rights of Set-Off . . . . . . . . . . . . . . . . . . .  52
     Section 13.4    Rights of Set-Off for Third Party Claims  . . . . . . .  53

ARTICLE XIV TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  54

     Section 14.1    Indemnification . . . . . . . . . . . . . . . . . . . .  54

ARTICLE XV MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .  56

     Section 15.1    Waiver. . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 15.2    Notices . . . . . . . . . . . . . . . . . . . . . . . .  57
     Section 15.3    Assignment. . . . . . . . . . . . . . . . . . . . . . .  59
     Section 15.4    Rights of Third Parties . . . . . . . . . . . . . . . .  59
     Section 15.5    Reliance. . . . . . . . . . . . . . . . . . . . . . . .  59
     Section 15.6    Transfer Taxes; Title Costs; Expenses . . . . . . . . .  59
     Section 15.7    Construction. . . . . . . . . . . . . . . . . . . . . .  60
     Section 15.8    Captions; Counterparts. . . . . . . . . . . . . . . . .  60
     Section 15.9    Entire Agreement. . . . . . . . . . . . . . . . . . . .  60
     Section 15.10   Amendments. . . . . . . . . . . . . . . . . . . . . . .  60
     Section 15.11   Publicity . . . . . . . . . . . . . . . . . . . . . . .  60


                                     ANNEXES


Annex A    -  Certificate of Merger

                                       iv
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Annex B    -  Form of Note
Annex C    -  Form of Escrow Agreement
Annex D    -  Form of Contingent Payment Escrow Agreement
Annex E    -  Form of Opinion of Principal Holders' and Company's Counsel
Annex F    -  Form of Non-Disclosure and Non-Solicitation Agreement
Annex G    -  Form of Employment Agreement

                                     v
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                          AGREEMENT AND PLAN OF MERGER

           This Agreement and Plan of Merger (the "AGREEMENT") is entered into as of this 9th day of April, 1997 by and among AZMAT ALI, PETER BELFORD and ARTHUR VERBIN (each a "PRINCIPAL HOLDER" and collectively the "PRINCIPAL HOLDERS"), PETER BELFORD as the initial Holder Representative hereunder, NYMA, INC., a Maryland corporation (the "COMPANY"), and NYMA ACQUISITION, INC., a Delaware corporation ("ACQUISITION").

                                 PLAN OF MERGER

     A. Acquisition and the Company (Acquisition and the Company sometimes being referred to as the "CONSTITUENT CORPORATIONS") are hereby adopting a plan of merger, providing for the merger of Acquisition, a corporation formed by FDCT Corp. ("FDCT"), a Delaware corporation, for the purpose of effecting the Merger, with and into the Company, with the Company being the surviving corporation. This merger (the "MERGER") will be consummated in accordance with this Agreement and evidenced by a Certificate of Merger between Acquisition and the Company in substantially the form of ANNEX A hereto (the "CERTIFICATE OF MERGER"), such Merger to be consummated as of the "EFFECTIVE TIME OF THE MERGER" as defined below.

     B. Upon consummation of the Merger, the separate corporate existence of Acquisition shall cease and the Company, as the surviving corporation in the Merger (hereinafter referred to for the periods on and after the Effective Time of the Merger as the "SURVIVING CORPORATION"), shall continue its corporate existence under the Maryland General Corporation Law ("MGCL") as a wholly-owned Subsidiary of FDCT.

     C. On and after the Effective Time of the Merger, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all chose in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereupon attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the MGCL.

     D. At the Effective Time of the Merger, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of the Company, as amended and restated as provided in the Certificate of Merger, until thereafter amended as provided therein and under the MGCL, and the directors and officers of the

Surviving Corporation shall be the directors and officers of Acquisition immediately prior to the Effective Time of the Merger.

     E. For certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as the initial representative of the holders of the "COMPANY COMMON STOCK" as defined below.

                                    AGREEMENT

           In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, Acquisition, the Company, the Principal Holders and the Holder Representative agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

           As used herein, the following terms shall have the following meanings:

           "1996 AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in SECTION 8.9.

           "1997 EBIT" shall mean the EBIT of the Company (excluding any contribution to earnings of any acquired assets or businesses, including, without limitation, the acquisition by the Company of certain assets of Analex Corporation) for the period between January 1, 1997 and December 31, 1997. For the purposes of such calculations, allocations to the Surviving Corporation of indirect corporate expenses from FDC or its Affiliates shall be excluded to the extent the amount of such indirect corporate expenses exceed the amount of such expenses currently incurred (or reflected in the Projections to be incurred) by the Company.

           "ACQUISITION" shall have the meaning set forth in the Preamble.

           "ACQUISITION INDEMNITEES" shall have the meaning set forth in SUBSECTION 13.1.1.

           "AFFILIATE" shall mean with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise.

           "AGREEMENT" shall have the meaning set forth in the Preamble.

           "ANCILLARY AGREEMENTS" shall mean all annexes and schedules to the Agreement.

           "ANTITRUST AUTHORITY" shall mean the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission.

           "APPLICABLE PERCENTAGE" shall have the meaning set forth in SECTION 2.2(b)(ii).

           "BALANCE SHEET" shall mean the consolidated balance sheet of the Company as of the date indicated thereon, together with the notes thereon.

           "BAFO" shall mean the best and final offer of a prospective contractor in submission of bids for procurement of Government Contract awards.

           "BENEFIT ARRANGEMENT" shall have the meaning set forth in
SECTION 4.17.

           "BOOKS AND RECORDS" shall mean (a) all records and lists pertaining to the Business, customers, suppliers or personnel of the Company, (b) all product, business and marketing plans of the Company and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Company including, without limitation, all stock books, stock ledgers and corporate minutes and Real Estate Records of the Company.

           "BUSINESS" shall mean the Company's business of information technology services, engineering services and computer hardware, software, maintenance and related support.

           "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in New York, New York.

           "CASH CONSIDERATION" shall have the meaning specified in SECTION 2.2.

           "CERTIFICATE OF MERGER" shall have the meaning specified in the Recitals.

           "CLAIMS" shall have the meaning set forth in SUBSECTION 13.1.1.

           "CLOSING" shall have the meaning set forth in SECTION 3.2.

           "CLOSING BALANCE SHEET" shall mean the most recent available (as of the Closing Date) monthly unaudited and consolidated balance sheet for the Company and its Subsidiary.

           "CLOSING DATE" shall have the meaning set forth in SECTION 3.2.

           "CLOSING DATE NET ASSETS" shall have the meaning set forth in SUBSECTION 2.5.1(a).

           "CLOSING DEFERRED INCOME TAX LIABILITY" shall mean the deferred income tax liability of the Company calculated in accordance with GAAP related to the cash to accrual conversion as reflected on the Closing Financial Statements.

           "CLOSING FINANCIAL STATEMENTS" shall mean the Closing Balance Sheet and the unaudited statements of operations, changes in shareholders' equity and cash flow for the period ended as of the date of the Closing Balance Sheet.

           "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

           "COMPANY" shall have the meaning set forth in the Preamble.

           "COMPANY COMMON STOCK" shall mean the shares of common stock, par value $.02 per share, of the Company.

           "CONSOLIDATED NET INCOME" shall mean the aggregate of the net income
(loss) of the Company determined in accordance with GAAP, excluding, however, any extraordinary gain or loss, together with any related provisions for taxes on such extraordinary gain or loss. Such amount shall be determined pursuant to an audit by a nationally recognized accounting firm in accordance with GAAP.

           "CONTINGENT PAYMENTS" shall have the meaning set forth in SECTION
2.6.

           "CONTRACTS" shall mean, collectively, all agreements, contracts, leases, purchase orders, memoranda of understanding and other binding contractual commitments listed on SCHEDULE 4.11.

           "CONTRACT VALUE" shall mean the total life-cycle revenue value of a contract in the aggregate, based on the evaluated price at BAFO; PROVIDED, HOWEVER, that in the event there is no customer price evaluation with respect to any contract, the value of such contract will equal the minimum assured revenue amount thereunder. The value of contracts awarded to a joint venture which includes the Company shall be determined by multiplying the value of such contract by the percentage interest of the Company in such joint venture. Multiple award contracts shall be valued by dividing the total life-cycle revenue value of such contracts based on the evaluated price at BAFO (or, if there is no customary price evaluation, the minimum assured revenue as determined by FDC under such contracts) by the number of contracts included in such multiple award. Such calculation shall be made by the Chief Executive Officer of FDC.

           "DELOITTE" shall have the meaning set forth in SUBSECTION 2.5.2.

           "DESIGNATED HOLDERS" shall mean those Holders listed on SCHEDULE 1.1 whose names are marked with an asterisk.

           "DISCLOSURE SCHEDULE" shall mean the schedules attached hereto.

           "EBIT" shall mean, for any period, the Consolidated Net Income of the Company for such period, adjusted to deduct therefrom interest income and to add thereto the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense and (ii) interest expense. Such amounts shall be determined pursuant to an audit by a nationally recognized accounting firm in accordance with GAAP, consistently applied.

           "EFFECTIVE TIME OF THE MERGER"  shall have the meaning set forth in
SECTION 2.4.

           "ENCUMBRANCE" shall mean any mortgage, claim, charge, lien, easement, right-of-way, covenant, condition, option, pledge, call, commitment, security interest, conditional sales agreement, title retention agreement, lease, and any other imperfection of title or restriction of any kind and nature, choate or inchoate.

           "EMPLOYEE PLANS" shall have the meaning set forth in SECTION 4.17(a).

           "EMPLOYEE LAWS" shall have the meaning set forth in SECTION 4.18.

           "ENVIRONMENTAL CONDITIONS" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, wet lands, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, regulated under Environmental Laws relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Materials by the Company or its Subsidiary or their predecessors or successors in interest, or by their agents, representatives, employees, or independent contractors when acting in such capacity on behalf of the Company or its Subsidiary. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Materials at the work place or the exposure of persons or property to Hazardous Materials migrating from or otherwise emanating from or located on property owned or occupied by the Company or its Subsidiary.

           "ENVIRONMENTAL LAWS" shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, legally binding decrees or other requirement of any Governmental Authority (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health relating to exposure of any kind of Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect.

           "ENVIRONMENTAL NONCOMPLIANCE" shall mean: (i) the release of any Hazardous Materials into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent or emission limitations, standards or other criteria or guidelines established by any federal, state or local law, regulation, rule, ordinance, plan or order; (ii) any noncompliance with Environmental Laws including the failure to have obtained permits, variances or other authorizations required under Environmental Laws;
(iii) any facility operations, procedures and/or designs which do not conform to the statutory or regulatory requirements of Environmental Laws; and (iv) the operation of any facility or equipment in violation of any permit condition, schedule of compliance, administrative or court order and the like.

           "ERISA" shall have the meaning set forth in SECTION 4.17(a).

           "ERISA AFFILIATE" shall have the meaning set forth in SECTION
4.17(a).

           "ESCROW AGENT" shall have the meaning set forth in SECTION 2.2(b)(i).

           "ESCROW AGREEMENT" shall have the meaning set forth in SECTION 2.2(b)(i).

           "ESCROW DEPOSIT" shall have the meaning set forth in SECTION
2.2(b)(i).

           "ESTOPPEL CERTIFICATE" shall have the meaning set forth in SECTION
6.6.

           "FDC" shall mean Federal Data Corporation, a Delaware corporation.

           "FINAL BALANCE SHEET" shall mean a consolidated balance sheet of the Company and its Subsidiary as of the Closing Date which shall be audited by Deloitte.

           "FINAL DEFERRED INCOME TAX LIABILITY" shall mean the deferred income tax liability of the Company calculated in accordance with GAAP related to the cash to accrual conversion as reflected on the Final Financial Statements.

           "FINAL FINANCIAL STATEMENTS" shall mean the Final Balance Sheet and the consolidated statements of operations, changes in shareholders' equity and cash flow for the period ended on the Closing Date.

           "FINAL NET ASSETS" shall have the meaning set forth in SUBSECTION 2.5.2(a).

           "FINANCIAL STATEMENTS" shall mean the Interim Financial Statements, the Final Financial Statements and the Closing Financial Statements.

           "FIXTURES" shall mean any fixtures, machinery, installations and building equipment located at or on any Real Property.

           "GAAP" shall mean United States generally accepted accounting principles.

           "GOLDEN PARACHUTE PAYMENT" shall have the meaning set forth in
SECTION 4.17(c).

           "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

           "GOVERNMENT CONTRACT" shall have the meaning set forth in
SECTION 4.12.

           "GOVERNMENT ORDER" shall mean any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

           "HAZARDOUS MATERIALS" shall mean any hazardous substance, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, ureaformaldehyde insulation, asbestos or asbestos-containing materials, pollutants, contaminants, radioactivity, and any other materials or substances of any kind, whether solid, liquid or gas, and whether or not any such substance is defined as hazardous under any Environmental Law, that is regulated pursuant to any Environmental Law or that could give rise to liability under any Environmental law.

           "HOLDER INDEMNITEES" shall have the meaning set forth in SUBSECTION 13.1.2.

           "HOLDER REPRESENTATIVE" shall have the meaning set forth in
SECTION 12.1.

           "HOLDERS" shall mean those individuals listed on SCHEDULE 1.1 hereto.

           "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

           "IMPROVEMENTS" shall mean any right, title or interest in any buildings, facilities, other structures and improvements, building systems and fixtures.

           "INDEMNIFIED PARTY" shall have the meaning set forth in SUBSECTION 13.1.5.

           "INDEMNITOR" shall have the meaning set forth in SUBSECTION 13.1.5.

           "INDEPENDENT ACCOUNTING FIRM" shall have the meaning set forth in SUBSECTION 2.5.2(c).

           "INSURANCE POLICY" shall have the meaning set forth in SECTION 4.24.

           "INTELLECTUAL PROPERTY" shall have the meaning set forth in
SECTION 4.14.

           "INTERIM BALANCE SHEET" shall mean the unaudited Balance Sheet dated the Interim Balance Sheet Date.

           "INTERIM BALANCE SHEET DATE" shall mean December 31, 1996.

           "INTERIM FINANCIAL STATEMENTS" shall mean the Interim Balance Sheet and the unaudited statements of operations, changes in shareholders' equity and cash flow for the period ended on the Interim Balance Sheet.

           "LETTER OF CREDIT" shall have the meaning set forth in
SECTION 2.2(b).

           "LIABILITIES" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

           "MACHINERY AND EQUIPMENT" shall have the meaning set forth in
SECTION 4.13.

           "MAJORITY PRINCIPAL HOLDERS" shall have the meaning set forth in
SECTION 12.1.
           "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiary, taken as a whole.

           "MULTIEMPLOYER PLAN" shall have the meaning set forth in
SECTION 4.17(a).

           "MERGER"  shall have the meaning set forth in the Recitals.

           "MERGER CONSIDERATION" shall have the meaning set forth in
SECTION 2.2(a).

           "NET ASSETS" shall have the meaning set forth in SUBSECTION 2.5.1(a).

           "NEW CONTRACTS" shall mean contracts awarded to the Company from the Closing Date up to and including the first anniversary of the Closing; PROVIDED, HOWEVER, that such term shall not include the NASA Langley SAERS contract.

           "NOTES" shall have the meaning set forth in SECTION 2.2(a).

           "PBGC" shall have the meaning specified in SECTION 4.17(a).

           "PENSION PLAN" shall have the meaning specified in SECTION 4.17(a).

           "PERMITS" shall mean any licenses, permits, certificates of occupancy, approvals, authorizations, variances and waivers issued by any Governmental Authority.

           "PERMITTED ENCUMBRANCE" shall mean any (i) mechanics lien, materialmen's lien and similar Encumbrance with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP, (ii) Encumbrance for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, for which adequate reserves are maintained in accordance with GAAP, and which are disclosed to Acquisition, (iii) routine utility easements or other non-detrimental agreements of record affecting the Real Property which do not materially interfere with the use, occupancy or marketability of the Real Property subject thereto and (iv) other Encumbrances disclosed in the Schedules to this Agreement.

           "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, labor union or Governmental Authority.

           "PERSONNEL" shall have the meaning set forth in SECTION 4.10(b).

           "POST-CLOSING ADJUSTMENT" shall have the meaning set forth in SUBSECTION 2.5.2(d).

           "PRIME RATE"  shall have the meaning set forth in SUBSECTION 13.1.1.

           "PRO FORMA BALANCE SHEET" shall mean the Closing Balance Sheet with pro forma adjustments for (i) the amount of proceeds to be received by the Company prior to the Closing Date resulting from the exercise of stock options in the Company Common Stock from the date hereof to the Closing Date; (ii) the value of the Tax benefit to the Company resulting from the exercise of stock options in the Company Common Stock from the date hereof to the Closing Date; and (iii) the difference, if any, between the Closing Deferred Income Tax Liability and Two Million Three Hundred Thousand Dollars ($2,300,000).

           "PROJECTIONS" shall have the meaning set forth in SECTION 4.8.

           "QUALIFIED PROPOSALS" shall mean proposals submitted from the Closing Date up to and including the first anniversary of the Closing in accordance with a customer's bid schedule that satisfy FDC's customary bid criteria. New business opportunities of the Surviving Corporation will be reviewed, evaluated, and approved or disapproved using substantially the same criteria as comparable opportunities of FDC, and decisions to make bids that meet such criteria will not be unreasonably withheld.

           "REAL ESTATE RECORDS" shall mean, to the extent in the possession or control of Principal Holders or the Company, the real estate records, files, books, blueprints, plans (as-built and otherwise), surveys, specifications, designs, drawings, and other data associated with the Real Property.

           "REAL PROPERTY" shall have the meaning set forth in SECTION 4.15.

           "RECIPIENTS" shall have the meaning set forth in SECTION 4.17(c).

           "SECURITIES LAW NONCOMPLIANCE" shall mean any noncompliance by the Company or its security holders with any applicable federal or state securities laws at any time prior to the Closing, and any noncompliance with any applicable federal or state securities laws in connection with the transactions contemplated hereby including, without limitation, the offer and sale of the Notes and issuance and payment of the Contingent Payments and rights thereto and approval of the Merger.

           "SHARES" shall have the meaning set forth in the Recitals.

           "SUBSIDIARY" shall mean any corporation, partnership, limited liability company, joint venture or other entity in which the Company, directly or indirectly, holds fifty percent (50%) or more of the voting power of all equity securities or other ownership interests of such entity, or over which the Company either directly or indirectly exercises actual control.

           "SURVIVING CORPORATION" shall have the meaning set forth in the Recitals.

           "TARGET NET ASSETS" shall have the meaning set forth in SUBSECTION 2.5.1(b).

           "TAX" or "TAXES" shall mean any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement.

           "TAX RETURNS" shall have the meaning set forth in SUBSECTION 4.21.


           "WELFARE PLAN" shall have the meaning set forth in SECTION 4.17(a).

                                   ARTICLE II

                                   THE MERGER

           Section 2.1    CONVERSION OF SHARES.

           (a) At the Effective Time of the Merger, each share (a "COMPANY SHARE") of the common stock, par value $0.02 per share, of the Company (the "COMPANY COMMON STOCK") that is then issued and outstanding (other than shares, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger, and other than shares held by Persons who object to the Merger and comply with the provisions of the MGCL concerning the rights of holders of the Company Shares to dissent from the Merger and require appraisal of their Company Shares ("DISSENTING SHAREHOLDERS"), which shares of Dissenting Shareholders will not constitute the "COMPANY SHARES" hereunder), shall thereupon be converted into and become the right to receive the applicable portion of the Merger Consideration (defined below), as determined pursuant to
SECTION 2.2(b).

           (b) Each share of the common stock, par value $.01 per share, of Acquisition outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of the common stock, par value $0.02 per share, of the Surviving Corporation.

           Section 2.2    TOTAL CONSIDERATION AND TERMS.

           (a) The aggregate consideration for the Shares hereunder (the "MERGER CONSIDERATION") shall, subject to adjustment as provided in SECTIONS 2.5, 2.6, and 13.1 hereof, consist of (i) Twenty-Five Million Dollars ($25,000,000) in cash (the "CASH CONSIDERATION"); (ii) promissory notes of FDC the form attached hereto as ANNEX B (the "NOTES") in the aggregate principal amount of Six Million Dollars ($6,000,000), subject to the rights of set-off as provided in the Notes and ARTICLE XIII hereof; and (iii) up to Six Million Dollars ($6,000,000) in Contingent Payments (as defined below), subject to the rights of set-off as provided in ARTICLE XIII hereof and subject to satisfaction of the terms and conditions set forth below in SECTION 2.4.

           (b)    The Total Consideration shall be payable as follows:

              (i) At Closing, (A) Acquisition shall deposit Three Million Dollars ($3,000,000) (the "ESCROW DEPOSIT") with Signet Banking Corporation, as escrow agent (the "ESCROW AGENT"), to be held in accordance with the escrow agreement attached hereto as ANNEX C (the "ESCROW AGREEMENT"); (B) Acquisition shall either (i) deposit Four Million Dollars ($4,000,000) (the "CONTINGENT PAYMENT DEPOSIT") with Signet Banking Corporation, as contingent payment escrow agent ("CONTINGENT PAYMENT ESCROW AGENT") to be held in accordance with the contingent payment escrow agreement attached hereto as ANNEX D (the "CONTINGENT PAYMENT ESCROW AGREEMENT") or (ii) obtain a letter of credit ("LETTER OF CREDIT") in the amount of Four Million Dollars ($4,000,000) from a financial institution that has total assets of more than Five Hundred Million Dollars ($500,000,000) for the ratable benefit of the Holders to secure the payment obligations of the Company pursuant to SECTION 2.6; (C) Acquisition will pay to Holder Representative for the ratable benefit of the Holders by wire transfer of immediately available funds to an account designated in writing by the Holders an amount equal to the Cash Consideration as adjusted pursuant to SUBSECTION
2.5.1 (the "CASH CONSIDERATION"), LESS the Escrow Deposit; and (D) the Company will issue the Notes to Designated Holders.

              (ii) Each Holder of the outstanding Company Shares as of the Effective Time of the Merger (a "HOLDER") shall be entitled to receive (A) such Holder's Applicable Percentage (as defined below) of the Closing Cash Consideration and Contingent Payments, respectively and (B) the Notes in the principal amount equal to such Holder's Applicable Percentage of the aggregate principal amount of Notes included in the Total Consideration. A Holder's "APPLICABLE PERCENTAGE" shall mean, with respect to any Holder, the percentage listed on SCHEDULE A alongside such Holder's name.

           Section 2.3 EXCHANGE OF CERTIFICATES; PAYMENT OF DIVIDENDS. Immediately after the Effective Time of the Merger, each holder of a certificate or certificates for Company Shares, upon surrender of the same to the exchange agent provided for in the Certificate of

Merger, shall be entitled to receive from Acquisition (or from the exchange agent or their behalf) in exchange therefor (subject to the provisions of SECTIONS 2.5 and 2.6 below and less the Escrow Deposit) such Holder's Applicable Percentage of the Merger Consideration into which such Holder's Company Shares shall have been converted as a result of the Merger. Pending such surrender and exchange, a Holder's certificate or certificates for Company Shares shall be deemed for all purposes (other than the exchange contemplated by this SECTION 2.3) to evidence the portion of the Merger Consideration into which such Company Shares shall have been converted by the Merger. Unless and until the outstanding certificate or certificates representing any Company Shares held of record by any Holder shall be surrendered, no interest shall be paid to such Holder with respect to the Subordinated Notes into which such Company Shares shall have been converted, but upon surrender of the certificate or certificates evidencing such Company Shares there shall be paid to the record holder thereof the amount of all interest that has theretofore become payable subsequent to the Effective Time of the Merger with respect to the Subordinated Notes issued upon such surrender and exchange. The stock transfer books of the Company shall be closed at the Effective Time of the Merger. If a portion of the Merger Consideration to which any Holder is entitled is to be paid and issued to a Person other than the Person in whose name a Holder's certificate or certificates are registered, it shall be a condition of such payment and issuance that the certificate(s) surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment and issuance shall pay all transfer and other taxes required by reason of receipt of such portion of the Merger Consideration by a Person other than the registered holder of the certificate(s) surrendered. If any certificate representing Company Shares shall not have been surrendered prior to one year after the Effective Time of the Merger (or such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental unit or entity), the right to receive the portion of the Merger Consideration evidenced by such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

           Section 2.4 EFFECTIVE TIME OF MERGER; CLOSING DATE. As soon as practicable following the satisfaction (or, to the extent permitted, the waiver) of all conditions to the Merger set forth in this Agreement, and provided that this Agreement has not been terminated pursuant to the provisions hereof, Acquisition and the Company shall cause the Certificate of Merger to be executed and filed with the Secretary of the State of Delaware as provided in Section 251 of the Delaware General Corporation Law ("DGCL") and the Secretary of State of Maryland and the State Department of Taxation of the State of Maryland as provided in Sections 3-110 and 3-107, respectively, of the MGCL. For purposes of this Agreement, the "EFFECTIVE TIME OF THE MERGER" shall mean the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of the State of Delaware, the Secretary of State of Maryland and the State Department of Taxation of the State of Maryland and has become effective in accordance with the DGCL and the MGCL; and the term "CLOSING DATE" shall mean the date on which the Effective Time of the Merger occurs.

           Section 2.5    ADJUSTMENTS

           2.5.1  CLOSING DATE ADJUSTMENTS

           (a) No later than five (5) Business Days before the Closing Date, the Company shall deliver to Acquisition (i) the Pro Forma Balance Sheet, and
(ii) a calculation of Net Assets (as defined below) of the Company as set forth on the Pro Forma Balance Sheet ("CLOSING DATE NET ASSETS"). The Pro Forma Balance Sheet shall be prepared in accordance with GAAP consistent with the preparation of the historical consolidated financial statements of the Company, and shall fairly present the consolidated financial position of the Company as of the Closing. "NET ASSETS" as of any date shall mean (i) assets of the Company as of such date, MINUS (ii) liabilities of the Company as of such date.

           (b) The Cash Consideration payable to Holders shall be increased (or reduced) dollar-for-dollar to the extent that the Closing Date Net Assets exceeds (or is less than) Nine Million Dollars ($9,000,000) ("TARGET NET ASSETS").

           (c) The Cash Consideration payable to the Holders shall be increased (or reduced) dollar-for-dollar to the extent that the Closing Deferred Income Tax Liability is less than (or exceeds) Two Million Three Hundred Thousand Dollars ($2,300,000).

           2.5.2  POST-CLOSING ADJUSTMENT

           (a) Within ninety (90) calendar days following the Closing Date, Deloitte & Touche, LLP ("Deloitte") shall prepare and deliver to the Company, Acquisition and the Holder Representative (i) the Final Balance Sheet, and
(ii) a calculation of the Net Assets of the Company and its Subsidiary as set forth on the Final Balance Sheet (the "FINAL NET ASSETS"). The Final Balance Sheet shall be audited, prepared in accordance with GAAP consistent with the preparation of the historical consolidated financial statements of the Company and accompanied by an unqualified audit opinion. During the preparation of the Final Balance Sheet by Deloitte, Holder Representative and each of the Principal Holders shall cooperate fully with Deloitte, in each case to the extent required by Deloitte in order to prepare the Final Balance Sheet and render the audit opinion. Such Final Balance Sheet shall be binding with respect to the Post-Closing Adjustment on all parties to this Agreement.

           (b) The Final Net Assets shall be increased (or reduced) dollar-for-dollar to the extent that the Final Deferred Income Tax Liability is less than (or exceeds) the Closing Deferred Income Tax Liability.

           (c) Within fifteen (15) calendar days of delivery of the Final Balance Sheet by Deloitte to the Company, Holder Representative and Acquisition, the following adjustments shall be made: (i) if the Post-Closing Adjustment (as defined below) is a negative number, the Surviving Corporation and Holder Representative shall instruct the Escrow Agent to return a portion of the Escrow Deposit equal to the Post Closing Adjustment to the Surviving Corporation

(including any interest accrued thereon) with any remaining amount paid to Holder Representative for the ratable benefit of Holders and (ii) if the Post-Closing Adjustment is a positive number, the Surviving Corporation and Holder Representative shall instruct the Escrow Agent to return all of the Escrow deposit to Holder Representative for the ratable benefit of the Holders (including any interest accrued thereon) with any remaining amount to be paid by the Surviving Corporation. The "POST-CLOSING ADJUSTMENT" shall be computed by subtracting the Closing Date Net Assets from the Final Net Assets (as adjusted pursuant to SUBSECTION 2.5.2(d)). If such amount due exceeds the Escrow Deposit, the Surviving Corporation shall pay such excess to Holder Representative for the ratable benefit of Holders.

           (d) In the event that any taxing authority, court, or other governmental or regulatory authority determines that the deferred income tax liability of the Company related to the cash to accrual conversion as of December 31, 1996 is greater than the Final Deferred Income Tax Liability, Surviving Corporation and Holder Representative shall instruct the Escrow Agent to return a portion of the Escrow Deposit equal to the difference between such amounts to Surviving Corporation.

           2.5.3 RIGHTS OF SET-OFF. Any Claims by the Surviving Corporation against Principal Holders pursuant to SUBSECTION 2.5.2 and SECTION 13.3 in excess of the amount of the Escrow Deposit are subject to the following rights of set-off of the Surviving Corporation in the following priority:

           (a) REDUCTION OF CONTINGENT PAYMENTS. Any Contingent Payments owed by Acquisition to the Principal Holders (but not yet paid) pursuant to
SECTION 2.6 are subject to reduction for any Post-Closing Adjustments pursuant to SUBSECTION 2.5.2. Any such adjustment is intended as, and shall be treated by the parties as, an adjustment to the Total Consideration.

           (b) REDUCTION OF PRINCIPAL AMOUNT OF THE NOTES. The principal amount of the Notes is subject to reduction following the Closing for any Post-Closing Adjustments pursuant to SUBSECTION 2.5.2. Any such adjustment is intended as, and shall be treated by the parties as, an adjustment to the Total Consideration. If the principal amount of the Notes is reduced pursuant to this SUBSECTION 2.5.3, such reduction shall be deemed to be made effective as of the Closing Date and all interest that may have accrued on the principal amount so cancelled shall also be deemed to be retroactively cancelled, effective as of the Closing Date (except with respect to third party claims, as to which no such interest shall be cancelled). Upon any reduction of the principal amount of the Notes, Principal Holders shall, upon request of the Surviving Corporation, surrender the outstanding Notes for replacement Notes reflecting the reduced principal amount.

           Section 2.6 CONTINGENT PAYMENTS. As further consideration of the Merger and of the agreements set forth herein, the Surviving Corporation shall pay to Holder Representative for the ratable benefit of Holders the following amounts (each a "CONTINGENT PAYMENT"), subject to the satisfaction of the terms and conditions set forth below:

           (a) 1997 EBIT. In the event the 1997 EBIT is equal to or exceeds Six Million Dollars ($6,000,000), the Surviving Corporation shall pay to Holder Representative for the ratable benefit of Holders in an amount as follows, PROVIDED THAT any amounts payable under this SUBSECTION 2.6(a) shall be paid out of the Contingent Payment Escrow to the extent funds are available in such escrow and, to the extent funds are not so available, the remaining amount that is payable shall be paid by the Surviving Corporation:

              (i) One Million Dollars ($1,000,000) in the event 1997 EBIT is equal to or greater than Six Million Dollars ($6,000,000) but less than Six Million Five Hundred Thousand Dollars ($6,500,000); or

              (ii) One Million Five Hundred Thousand Dollars ($1,500,000) in the event 1997 EBIT is equal to or greater than Six Million Five Hundred Thousand Dollars ($6,500,000) but less than Seven Million Dollars ($7,000,000); or

              (iii) Three Million Dollars ($3,000,000) in the event 1997 EBIT is equal to or greater than Seven Million Dollars ($7,000,000).

Such amount shall be payable within thirty (30) calendar days after receipt by Surviving Corporation of the Company's audited financial statements for calendar year 1997 and in any event no later than April 30, 1998.

           (b) NEW CONTRACTS. (i) In the event the aggregate Contract Value of New Contracts equals or exceeds One Hundred Million Dollars ($100,000,000), the Surviving Corporation shall pay to Holder Representative no later than thirty (30) calendar days after the first anniversary of the Closing Date, for the ratable benefit of Holders, the sum of: (A) Five Hundred Thousand Dollars ($500,000), (B) an amount (not to exceed One Million Dollars ($1,000,000)) equal to one percent (1%) of the aggregate Contract Value of New Contracts in excess of One Hundred Million Dollars ($100,000,000) and (C) Five Hundred Thousand Dollars ($500,000) in the event the aggregate Contract Value of New Contracts equals or exceeds Two Hundred Million Dollars ($200,000,000); PROVIDED, HOWEVER, the amounts payable under this SUBSECTION 2.6(b) shall not exceed Two Million Dollars ($2,000,000) in the aggregate and shall be paid out of the Contingent Payment Escrow to the extent funds are available in such escrow and, to the extent funds are not so available, the remaining amount that is payable shall be paid by the Surviving Corporation.

              (i) In instances where the Company is proposed as a subcontractor by FDC or one of its subsidiaries under a subcontract to a New Contract, the Company shall receive a credit to the Aggregate Contract Value of such subcontract equal to the value of the Company's subcontract.

              (ii) Notwithstanding the foregoing, any New Contract or any subcontract that is subject to protest, no amount shall be payable hereunder unless and until such protest is denied or dismissed with prejudice and that New Contract or subcontract is officially awarded and all impediments to, or suspensions of, performance based on such protest have been lifted.

           (c) QUALIFIED PROPOSALS. In the event that the aggregate Contract Value of contracts subject to Qualified Proposals equals or exceeds One Hundred Million Dollars ($100,000,000), the Surviving Corporation shall pay to Holder Representative, no later than thirty (30) calendar days after the first anniversary of the Closing Date, for the ratable benefit of Holders in an amount equal to one-half of one percent (0.5%) of the aggregate Contract Value of contracts subject to Qualified Proposals; PROVIDED, HOWEVER, that the amount payable under this SUBSECTION 2.6(c) shall not exceed One Million Dollars ($1,000,000). For purposes of determining Contract Value in connection with a Qualified Proposal that is submitted from the Closing Date up to and including the first anniversary of the Closing but BAFO will occur after the first anniversary of the Closing, such Contract Value will be based upon projected BAFO price (Projected BAFO price shall be determined in good faith by the Chief Executive Officer of FDC, based upon information available at the time such projections are made.), PROVIDED THAT any amounts payable under this SUBSECTION 2.6(c) shall be paid out of the Contingent Payment Escrow to the extent funds are available in such escrow and, to the extent funds are not so available, the remaining amount that is payable shall be paid by the Surviving Corporation.

                                   ARTICLE III

                                     CLOSING

           Section 3.1    FILING.  As soon as all of the conditions set forth in
ARTICLE IX of this Agreement have either been fulfilled or waived, the Board of Directors of Acquisition and the Company shall direct their officers forthwith to file and record all relevant documents with the appropriate government officials to effectuate the Merger.

           Section 3.2 CLOSING. The consummation of the Merger shall take place at 10:00 a.m., local time, on the tenth (10) Business Day following the satisfaction of the conditions to the obligations of the parties set forth in
ARTICLE IX hereof, at the offices of Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington, D.C., or at such other time or place as the Company and Acquisition may agree in writing. The term "CLOSING" (when used in this Agreement, means the Effective Time of the Merger.

           Section 3.3 HOLDER REPRESENTATIVE'S CLOSING DELIVERIES. At the Closing, Holder Representative shall deliver or cause to be delivered to Acquisition (a) stock certificates evidencing not less than ninety-five percent (95%) of the Shares outstanding, duly endorsed in blank or accompanied by a stock power duly executed in blank, and (b) the other documents required to be delivered by Holder Representative pursuant to ARTICLE IX hereof.

           Section 3.4    ACQUISITION'S CLOSING DELIVERIES.  At the Closing,
(a) Acquisition shall pay to Holder Representative the Cash Consideration (as provided in SECTION 2.2 hereof) and shall deliver to Holder Representative the Notes and (b) Acquisition shall deliver to Holder

Representative the other documents required to be delivered by Acquisition pursuant to ARTICLE IX hereof.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF THE
                          COMPANY AND PRINCIPAL HOLDERS

           The Company and the Principal Holders each hereby jointly and severally represents and warrants to Acquisition as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

           Section 4.1    ORGANIZATION.   The Company is a corporation duly
organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Copies of the certificate of incorporation and bylaws of the Company, and all amendments thereto, heretofore delivered to Acquisition are accurate and complete as of the date hereof. SCHEDULE 4.1 contains a true, correct and complete list of all jurisdictions in which the Company is qualified to do business as a foreign corporation.

           Section 4.2    SUBSIDIARY.

           (a) Other than the Subsidiary listed on SCHEDULE 4.2, the Company has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity. The Subsidiary listed on SCHEDULE 4.2 is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction identified on SCHEDULE 4.2, has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and Assets. SCHEDULE 4.2 contains a true, correct and complete list of all jurisdictions in which the Subsidiary is qualified to do business as a foreign corporation. The Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary except. Copies of the certificate of incorporation and bylaws (and/or similar organizational documents under the relevant law of the Subsidiary) of the Subsidiary heretofore delivered to Acquisition are accurate and complete. SCHEDULE 4.2 sets forth a description of all of the issued and outstanding equity securities of the Subsidiary. The Company owns of record and beneficially all of the issued and outstanding capital or other stock of the Subsidiary free and clear of any Encumbrances, except as set forth on
SCHEDULE 4.2. There are no options, puts, calls or warrants with respect to the equity securities of the Subsidiary.

           (b) The Limited Liability Company Agreement ("L.L.C. AGREEMENT") of Millennium Information Systems, Technology L.L.C. ("MIST"), a Delaware Limited Liability Company dated as of September 12, 1996 between NYMA, Inc. and Electronic Data Systems Corporation ("EDS") has been terminated and is no longer in effect. The Company has made no capital contributions as none were required under the L.L.C. Agreement, and the Company has no further liability or obligation to any party, including, without limitation, MIST and EDS thereunder.

           Section 4.3 CAPITALIZATION.

           (a) The authorized capital stock of the Company consists solely of 4,000,000 shares of Company Common Stock, of which no more than 2,550,000 shares will be issued and outstanding at the Closing. Except as set forth on
SCHEDULE 4.3 all of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has honored all of its obligations with respect to preemptive rights (or as the same have been validly waived) relating to the Company Common Stock.

           (b) Except as set forth on SCHEDULE 4.3, the Company has not issued or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of the Company, any other commitments or agreements providing for the issuance of additional shares of the capital stock of the Company, the sale of treasury shares, or for the repurchase or redemption of shares of the Company's capital stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests.

           (c) Set forth on SCHEDULE 4.3 is a true, correct and complete list of the record holders of the capital stock of the Company and all other securities of the Company (together with an identification of the number and type of securities owned by each such record holder) as of the date hereof. The Company will provide an updated SCHEDULE 4.3 at least five (5) business days prior to the Closing Date setting forth a true, correct and complete list of the record holders of the capital stock of the Company and all other securities of the Company (together with an identification of the number and type of securities owned by each such record holder) as of the Closing Date. In connection with the Merger and the payment of the Merger Consideration, Acquisition and the Surviving Corporation shall be entitled to rely conclusively on such updated SCHEDULE 4.3. Each Principal Holders represents and warrants that he is the beneficial owner of the capital stock listed on SCHEDULE 4.3 (as of the date hereof) and updated SCHEDULE 4.3 (as of the Closing Date) as owned by him, free and clear of any Encumbrances.

           Section 4.4 AUTHORIZATION. The Company has all requisite corporate power and authority, and has taken all corporate and shareholder action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by action of the Company and Principal Holders and the consummation by the Company and Principal Holders of the transactions contemplated hereby and thereby have been duly approved by the board of directors and shareholders of the Company.
 Except for approval of this Agreement by the shareholders of the Company in accordance with the MGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary
Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, Holder Representative and Principal Holders and is, and upon execution and delivery of the Ancillary Agreements will be, legal, valid and binding obligations of the Company, Holder Representative and Principal Holders, enforceable against them in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally.

           Section 4.5 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby, nor compliance by the Company, Holder Representative and Principal Holders with any of the provisions hereof, does or will violate any provision of, or result in the breach of, any applicable law, rule or regulation of any governmental body, the certificate of incorporation or bylaws of the Company or its Subsidiary, or any agreement, indenture or other instrument to which any Principal Holder, the Company or its Subsidiary is a party or by which the Company or its Subsidiary may be bound, or of any order, judgment or decree applicable to any of them, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company or its Subsidiary, or constitute any event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a lien or result in a violation or revocation of any required license, permit or approval from any government or other third party. Notwithstanding the foregoing, the Principal Holders make no representation as to the applicability of 41 U.S.C. Section 15 (the "ASSIGNMENT OF CONTRACTS ACT"), 31 U.S.C. Section 3727 (the "ASSIGNMENT OF CLAIMS ACT"), or the assignability of any Contracts subject to any restrictions under Small Business Administration programs, as to each of which Acquisition has made its own independent analysis.

           Section 4.6 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 4.6 are the Interim Financial Statements. The Company shall deliver the Closing Financial Statements at the same time the Pro Forma Balance Sheet is delivered pursuant to SECTION 2.5.1. The Financial Statements (a) have and will be in accordance with the Books and Records of the Company, (b) have and will be prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) fairly and accurately present the consolidated assets, Liabilities (including all reserves) and financial position of the Company as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended. The Final Balance Sheet will be examined by Deloitte, independent certified public accountants, whose report thereon will be included with such Final Balance Sheet. At the respective dates of the Financial Statements, there were and will not be any Liabilities of the Company, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

           Section 4.7 BOOKS AND RECORDS. The Company has made and kept (and given Acquisition access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The minute books of the Company and of its Subsidiary previously delivered to Acquisition accurately and adequately reflect all formal actions previously taken by the shareholders, board of directors and committees of the board of directors of the Company and its Subsidiary as applicable. The copies of the stock book records of the Company previously delivered to Acquisition are true, correct and complete, and accurately reflect all transactions effected in the Company's stock as recorded on the books of the Company or presented for recordation through and including the date hereof. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of the Company.

           Section 4.8 PROJECTIONS. The Company has delivered to Acquisition projected income statements, balance sheet and statements of cash flow of the Company and its consolidated Subsidiary for the 1997 through 2001 fiscal years (the "PROJECTIONS"), which are attached as SCHEDULE 4.8 hereto. The Projections were prepared in good faith represent the Company's best estimate, at the time of their preparation, of the financial position, cash flow and results of operations of the Company and its consolidated Subsidiary for the periods indicated. Nothing in this representation and warranty shall be construed as a guarantee that the projected results set forth in the Projections will be actually realized, and no variance between such projected results and actual results shall, by itself, give rise to a breach of this SECTION 4.8.

           Section 4.9 UNDISCLOSED LIABILITIES. To the best knowledge of the Company and Principal Holders, since the Interim Balance Sheet Date neither the Company nor its Subsidiary has any Liabilities, except for liabilities and obligations that have arisen since the date of the Interim Balance Sheet in the ordinary course of the operation of the business and consistent with past practice of the Company and its Subsidiary (all of which are current liabilities similar in type to those reflected on the audited balance sheet for 1995).

           Section 4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Interim Balance Sheet Date, except as disclosed on SCHEDULE 4.10 or a transaction expressly and specifically contemplated by this Agreement, there has not been any:

           (a) adverse change in the business, operations, condition (financial or otherwise), assets, liabilities, or prospects of the Company or its Subsidiary;

           (b) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company or its Subsidiary to any of their respective officers, employees or agents (collectively,

"PERSONNEL"), (ii) any bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedules hereto or (iv) any new employment agreement to which the Company is a party;

           (c) addition to or modification of the employee benefit plans, arrangements or practices affecting Personnel other than (i) contributions made for 1996 in accordance with the normal practices of the Company and its Subsidiary or (ii) the extension of coverage to other Personnel who became eligible after the Interim Balance Sheet Date;

           (d) sale, assignment or transfer of any assets of the Company or its Subsidiary other than in the ordinary course;

           (e) cancellation of any indebtedness or waiver of any rights of substantial value to the Company or its Subsidiary, whether or not in the ordinary course of business;

           (f) amendment, cancellation or termination of any Contract, license or other instrument of the Company or its Subsidiary;

           (g) capital expenditure or the execution of any lease or any incurring of liability therefor by the Company or its Subsidiary, involving payments in excess of $20,000 in the aggregate;

           (h) failure to operate the Business of the Company and the business of its Subsidiary in the ordinary course, consistent with past practice so as to use reasonable efforts to preserve the business intact, to keep available the services of the Personnel, and to preserve the goodwill of the Company's suppliers, customers and others having business relations with the Company or its Subsidiary;

           (i) change in accounting methods or practices by the Company or its Subsidiary;

           (j) revaluation by the Company or its Subsidiary of any of their respective assets, including without limitation, writing off notes or accounts receivable;

           (k) damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of the Company or its Subsidiary; or

           (l) any indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company.

           Section 4.11   CONTRACTS; NO DEFAULTS.

           (a)    SCHEDULE 4.11 contains a listing of all Contracts described in
(i) through (xv) below to which the Company or its Subsidiary is a party. Such listing provides reasonably complete details concerning such contracts, identifying among other things, the parties to the contracts and the office of the Company or such Subsidiary where details relating to the contract are located. True, correct and complete copies of contracts referred to in clauses (i) through (xv) below have been delivered to or made available upon request to Acquisition and its agents and representatives.

              (i) Each Contract which involves performance of services or delivery of goods and/or materials, by or to the Company or its Subsidiary of an amount or value in excess of $100,000;

              (ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, letter of credit, surety-bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

              (iii) Each Contract not in the ordinary course of business other than as listed on SCHEDULE 4.10;

              (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

              (v) Each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of Intellectual Property;

              (vi) Each Contract to which any employee of the Company or its Subsidiary is bound which in any manner purports to (A) restrict such Person's freedom to engage in any line of business or to compete with any other Person, or (B) assign to any other Person its rights to any invention, improvement, or discovery;

              (vii) Each employment agreement, collective bargaining agreement or other Contract to or with any employee or any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

              (viii) Each joint venture Contract, partnership agreement, limited liability company or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or its Subsidiary with any other Person;

              (ix) Each Contract containing covenants which in any way purport to restrict the Company's or its Subsidiary' business activity or purport to limit the freedom of the Company or its Subsidiary to engage in any line of business or to compete with any Person;

              (x) Each Contract providing for payments to or by any Person or entity based on sales, purchases or profits, other than direct payments for goods;

              (xi) Each power of attorney which is currently effective and outstanding;

              (xii) Each Contract requiring capital expenditures after the date hereof in an amount in excess of $20,000;

              (xiii) Each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or its Subsidiary other than in the ordinary course of business;

              (xiv) Any other Contract relating to the business or operations of the Company or its Subsidiary; and

              (xv) Each amendment, supplement, and modification (whether written or oral) in respect of any of the foregoing.

           (b) Except as set forth on SCHEDULE 4.11, all of the Contracts listed pursuant to paragraph (a) hereof are (i) in full force and effect,
(ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and are enforceable against the Company or such Subsidiary in accordance with their terms and (iii) to the best knowledge of the Company and Principal Holders, represent the legal, valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms. To the best knowledge of the Company and Principal Holders, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or the claim of excusable delay or nonperformance under such Contracts.

           (c) Except as set forth on SCHEDULE 4.11, there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any amounts paid or payable to the Company or its Subsidiary under current or completed Contracts, with any Person or entity having the contractual or statutory right to demand or require such renegotiation. Neither the Company nor its Subsidiary has received any written demand for such renegotiation in respect of any such Contract. Except as set forth on SCHEDULE 4.11, no customer or government contracting officer has asserted in writing or by formal notification that any adjustments are required to the terms of any Contracts.

           (d) Except as set forth on SCHEDULE 4.11, neither Principal Holders, the Company nor its Subsidiary has committed any act or omission which would result in, and there has been no occurrence which would give rise to, any product liability or liability for breach of warranty on the part of the Company or its Subsidiary.

           Section 4.12   GOVERNMENT CONTRACTS.

           (a) There is no suit pending as to which notice has been provided to the Company or its Subsidiary or, to the best knowledge of the Company or the Principal Holders, investigation pending or threatened against the Company or its Subsidiary asserting or alleging the commission of criminal acts or bribery by either the Company or its Subsidiary with respect to any Contract between the Company or its Subsidiary and the United States Government or a department or agency thereof (a "GOVERNMENT CONTRACT"). Neither the Company nor its Subsidiary has been debarred or suspended from participation in the award of contracts with the U.S. government or any agency or department thereof (it being understood that debarment and suspension does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements). The Company and its Subsidiary are, and at times have been, in compliance with all applicable laws, rules and regulations relating to any Government Contract and neither the Company nor any Subsidiary has received written notice of any kind from the United States Government or any agency or department thereof alleging any violation, or notifying the Company or any Subsidiary of any investigation of a possible violation, of any applicable law, rule, or regulation by the Company or its Subsidiary or any act for which the Company or its Subsidiary could be debarred or suspended from contracting with any agency of any government, or prohibiting or seeking to prohibit the Company or its Subsidiary from conducting, or restricting or seeking to restrict the Company's or its Subsidiary' ability to conduct, all or any part of its business or operations or from contracting with any government. No payment has been made by the Company or its Subsidiary, or, to the best knowledge of the Company, by any Person acting on its or their behalf, to any Person in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act. The cost accounting and procurement systems maintained by the Company and its Subsidiary with respect to Government Contracts are in compliance with all applicable U.S. government laws and regulations.

           (b) With respect to each Government Contract (i) the Company and its Subsidiary have complied with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all respects as of their effective date, and the Company and each Subsidiary has complied in all respects with all such representations and certifications; (iv) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

           (c) Except as set forth on SCHEDULE 4.12, no Contract with a customer has accrued or is expected by the Company to result in any losses.

           (d) SCHEDULE 4.12 identifies the Company's current Government Contracts, provides a best estimate of the value of the remaining contract ceiling, and provides a best estimate of the portion of the remaining ceiling value that is authorized and remaining.

           Section 4.13 MACHINERY AND EQUIPMENT AND OTHER PROPERTY. Except as set forth on SCHEDULES 4.11 or 4.13, the Company or its Subsidiary owns and has good and marketable title to the machinery, equipment, tools, spare parts, furniture and automobiles reflected on the books of the Company and its Subsidiary as owned by the Company or its Subsidiary (the "MACHINERY AND EQUIPMENT"), free and clear of all Encumbrances other than Permitted Encumbrances. The Machinery and Equipment, taken as a whole, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which each has historically been used. Except as otherwise contemplated by this Agreement, the Company and its Subsidiary owns, or, in the case of leases and licenses, has valid leasehold interests or licenses in, all of the properties and assets of whatever kind (whether personal, tangible or intangible), used in its business, in each case free and clear of any Encumbrances other than Permitted Encumbrances.

           Section 4.14 INTELLECTUAL PROPERTY. SCHEDULE 4.14 lists each patent, registered and unregistered trademark, service mark, trade dress, logo, trade name, copyright, mask work and registration or application for any of the foregoing (the foregoing, together with all know-how, trade secrets, confidential information, software, technical information process technology, plans, drawings, and blue prints, being hereinafter collectively referred to as the "INTELLECTUAL PROPERTY") owned by the Company or its Subsidiary. The Contracts listed on SCHEDULE 4.11 include all license or sublicense agreements with respect to any patent, trademark, service mark, trade dress, logo, trade name, copyright or mask work to which the Company or its Subsidiary is a party. Except as set forth on SCHEDULE 4.14, the Company or its Subsidiary has good title to each item of Intellectual Property owned by it, free and clear of any Encumbrances other than Permitted Encumbrances, and no other Person has the right to use any Intellectual Property other than pursuant to the Contracts listed on SCHEDULE 4.11. The Company's and its Subsidiary's use of the Intellectual Property and other trade rights, trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered, is not to the knowledge of the Company infringing upon or otherwise violating the rights of any third party in or to such rights and no claims have been asserted by any Person against the Company or its Subsidiary with respect to the use of any trademark, trade name, service mark, patent, copyright, know how or process or other rights used by the Company and its Subsidiary challenging or questioning the validity or effectiveness of such use or any such right, license or agreements and no Person has a right to a royalty or similar payment, or has any other rights, in respect of any such rights, except any of the foregoing. Neither the Company nor its Subsidiary, or the other party or parties thereto, is in breach of any license of sublicense with respect to any item of Intellectual Property. The Company and its Subsidiary own or have the right to use pursuant to a valid license, sublicense, agreement or permission all items of Intellectual Property used in the operation of the business of the Company and its Subsidiary, as presently conducted.

           Section 4.15 REAL PROPERTY. SCHEDULE 4.15 lists the address of all real property (together with all Improvements located thereon, the "REAL PROPERTY") now used, operated or occupied by the Company or its Subsidiary. The Company has delivered or made available to Acquisition true and correct copies of the leases and subleases for the real property listed on SCHEDULE 4.15. Each such lease or sublease is in full force and effect and gives the lessee or the sublessee thereunder the right to use and occupy the demised premises thereunder for the uses set forth therein.

           Section 4.16   LITIGATION AND PROCEEDINGS.  Except as disclosed on
SCHEDULE 4.16, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity (including, without limitation, investigations by any government involving any Government Contract wherein a claim for improper charges was made), or before or by any court or governmental authority or instrumentality or before any arbitrator pending or, to the knowledge of the Company, or any Principal Holder, threatened, against the Company, its Subsidiary or any Principal Holder. Except as set forth on SCHEDULE 4.16, there is no unsatisfied judgment, order, injunction or decree binding upon the Company its Subsidiary or any Principal Holder.

           Section 4.17   EMPLOYEE BENEFIT PLANS.

           (a)    DEFINITIONS.  The following terms, when used in this
SECTION 4.17, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

              (i) BENEFIT ARRANGEMENT. "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, fringe benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in
SECTION 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, and (C) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entity).

              (ii) EMPLOYEE PLANS. "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

              (iii) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

              (iv) ERISA AFFILIATE. "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

              (v) MULTIEMPLOYER PLAN. "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

              (vi) PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

              (vii) PENSION PLAN. "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

              (viii)  WELFARE PLAN.  "WELFARE PLAN" shall mean     any "EMPLOYEE
welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

           (b) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. SCHEDULE 4.17 contains a complete list of Employee Plans.

           (c)    Except as set forth in SCHEDULE 4.17:

              (i)    PENSION PLANS

                  (A) Neither the Company nor any ERISA Affiliate currently maintains, or has ever maintained, a Pension Plan subject to Section 302 ERISA or Section 412 of the Code.

                  (B) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a).

                  (C) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument is in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code.

                  (D) Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which, to the best knowledge of the Company, is described in Section 4069 of ERISA. No filing has been made by the Company or any ERISA Affiliate with the PBCG, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan.

          (ii) MULTIEMPLOYER PLANS There are no Multiemployer Plans, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, participated or agreed to participate in a Multiemployer Plan.

         (iii)    WELFARE PLANS

                  (A) Each Welfare Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with such entities) is in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                  (B) Neither the Company, the Principal Holders, any ERISA Affiliate nor any Welfare Plan has any present or future obligation to make payment to, or with respect to, any present or former employee of the Company or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company from amending or terminating any such benefit plan or Welfare Plan.

                  (C) Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

          (iv) BENEFIT ARRANGEMENTS. Each Benefit Arrangement is in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code.

           (v) FIDUCIARY DUTIES AND PROHIBITED MERGER. Neither the Company nor its Subsidiary has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under
Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code with respect to any Welfare Plan or Pension Plan. Neither the Company nor any of its Subsidiary has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan or has any unpaid civil penalty under Section 502(l) of ERISA.

          (vi) UNPAID CONTRIBUTIONS. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan, Multiemployer Plan or Welfare Plan. The Company or an ERISA Affiliate has made all required contributions under each Employee Plan for all periods through the last payroll period prior to the Closing Date or proper accruals have been made and are reflected on the appropriate balance sheet and books and records.

         (vii) The Company has delivered pursuant to this Agreement a true and complete set of copies of (a) all Employee Plans and related trust agreements, annuity contracts or other funding instruments as in effect immediately prior to the Closing Date, together with all amendments thereto which shall become effective at a later date; (b) the latest Internal Revenue Service determination letter obtained with respect to any such Employee Plan which is intended to be qualified or exempt under Section 401 or 501 of the Code; (c) Forms 5500 and certified financial statements for the most recently completed three fiscal years for each Employee Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Employee Plan's enrolled actuary; (d) all summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions; (e) all summaries furnished employees, officers and directors of the Company and its Subsidiary of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required; and (f) the notifications to employees of their rights under Section 4980B of the Code.

        (viii) No payment made to any Person who constitutes a "disqualified individual" within the meaning of Section 280G(c) of the Code with respect to the Company or its Subsidiary ("RECIPIENTS") pursuant to any employment contract, severance agreement or other arrangement to which the Company or any ERISA Affiliate is a party ("GOLDEN PARACHUTE PAYMENT"), other than any payment made or to be made under any of the Employment and Non-Competition Agreements, will be nondeductible to the Company and its Subsidiary because of the applicability of Section 280G of the Code to the Golden Parachute Payment, nor will the Company or its Subsidiary be required to "gross up" or otherwise compensate any Recipient because of the imposition of any excise tax (including any interest or penalties related thereto) on the Recipient because of the applicability of Sections 280G and 4999 of the Code.

              (ix) UNRELATED BUSINESS TAXABLE INCOME. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code Section 511.

              (x) DEDUCTIBILITY OF PAYMENTS.  Except for the items set forth on
SCHEDULE 4.17 (which identify the nature and amount of such items), there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by the Company of any amount that is not deductible under Section 162(a)(1) or 404 of the Code.

              (xi) VALIDITY AND ENFORCEABILITY. Each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and Benefit Arrangement which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) is legally valid and binding and in full force and effect.

              (xii) LITIGATION. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against the Company, Principal Holders, any ERISA Affiliate or any Employee Plan.

              (xiii) NO AMENDMENTS. None of the Company, Principal Holders or any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of Company (with respect to their relationship with the Company) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company).

              (xiv) NO OTHER MATERIAL LIABILITY. No event has occurred in connection with which the Company, Principal Holders or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any liability
(A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

              (xv) INSURANCE CONTRACTS. None of the Company, Principal Holders or any Employee Plan holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

              (xvi) NO ACCELERATION OR CREATION OF RIGHTS. Neither the execution and delivery of this Agreement by the Principal Holders nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan.

           Section 4.18   LABOR RELATIONS.  The Contracts listed on
SCHEDULE 4.11 include all collective bargaining agreements to which the Company or its Subsidiary is a party. The Company has delivered or made available to Acquisition true, correct and complete copies of each such Contract, as amended to date. Neither the Company nor its Subsidiary that is a party thereto nor, to the knowledge of the Company, the other party or parties thereto, is in breach of any term of any such Contract. Neither the Company nor its Subsidiary has engaged in any unfair labor practice and there are no complaints against the Company or its Subsidiary pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company or its Subsidiary, except as disclosed SCHEDULE 4.16, to the extent such actions and deemed "labor" actions. There are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the knowledge of the Company, threatened with respect to the employees of the Company or its Subsidiary, and neither the Company nor its Subsidiary has experienced any attempt by organized labor to cause the Company or its Subsidiary to comply or conform to demands of organized labor relating to its employees. Except as provided on SCHEDULE 4.18 hereto, neither the Company nor its Subsidiary has entered into any severance or similar arrangement in respect of any present employee of the Company or its Subsidiary that will result in any obligation (absolute or contingent) of the Company or the Company's
Subsidiary to make any payment to any present employee of the Company or its Subsidiary following termination of employment. The Company and its Subsidiary have complied in all respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the "EMPLOYMENT LAWS"). Neither the Company nor its Subsidiary is liable for the payment of taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws.

           Section 4.19 LEGAL COMPLIANCE. The Company and its Subsidiary have been and are in compliance with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto relating to the conduct of the Business, and have not received any notice that the Company or its Subsidiary are not in compliance with such laws.

           Section 4.20   ENVIRONMENTAL PROTECTION.  The Company and its
Subsidiary:

           (a)    At all times have been in compliance with all Environmental
Laws.

           (b) Neither the Company nor its Subsidiary has received any claim, assessment, or notification of any inquiry or investigation regarding any disposal, release, or threatened release of any Hazardous Materials at any current or former owned or leased facility or at any location to which any Hazardous Materials may have been transported.

           (c) With respect to any property currently or formerly owned or under lease by the Company or its Subsidiary, there are (i) no underground tanks or other underground storage receptacles for Hazardous Materials and there have been no releases of any Hazardous Materials from any such underground tank, receptacle or related piping, and (ii) there have been no releases (I.E., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Materials.

           (d) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law against the Company or its Subsidiary relating to any property currently or formerly owned or leased by the Company or its Subsidiary or relating to any Hazardous Materials generated, transported or released by the Company or its Subsidiary.

           (e) There are no written environmental reports, audits and assessments conducted by the Company or its Subsidiary related to any property, whether currently or formerly owned or leased by the Company or its Subsidiary.

           (f) Neither the Company nor its Subsidiary have assumed any responsibility or liability for any releases of Hazardous Materials or any other liabilities arising from any Environmental Conditions or Environmental Laws.

           (g) The Company and its Subsidiary have obtained all permits, and have made or maintained all notices, warnings, records and reports so as to be in compliance with all Environmental Laws.

           Section 4.21   TAX MATTERS.  Except as otherwise disclosed in
SCHEDULE 4.21:

           (a) All federal, state, local, and foreign tax returns of the Company and its Subsidiary and of each consolidated or affiliated group which the Company and its Subsidiary have been a part ("TAX RETURNS"), including those Tax Returns relating to income, employment, franchise, property, sales and use, and excise taxes, and any other Taxes due from and/or withheld by or required to be withheld by the Company and its Subsidiary and of each consolidated or affiliated group which the Company and its Subsidiary have been a part, have been duly and timely filed and are correct and complete.

           (b) All Taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment.

           (c) Except as set forth on SCHEDULE 4.21, none of the Tax Returns has been audited or is being audited by any taxing authority.

           (d) Except as set forth on SCHEDULE 4.21, no assessment, audit or other proceeding by any taxing authority, court, or other governmental or regulatory authority is proposed, pending, or, to the knowledge of the Company, threatened with respect to the Taxes or Tax Returns of the Company or its Subsidiary.

           (e) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due for any taxable period.

           (f) All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns.

           (g) Neither the Company, the Principal Holders nor the Subsidiary is a foreign person within the meaning of Section 1445(b)(2) of the Code.

           (h) Neither the Company nor its Subsidiary has made any tax elections under any section of the Code, including, without limitation under any of Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code or Treasury
Regulation Section 1.1502 (or any predecessor thereof). No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to any of the Company or the Subsidiary or any of their assets and properties. None of the assets and properties of the Company or its Subsidiary is an asset or property that the holders of the outstanding capital stock of Acquisition or any of the Affiliates of such entity is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

           (i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or its Subsidiary or any assets thereof.

           (j) Neither the Company nor its Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or its Subsidiary, neither the Company nor its Subsidiary has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or its Subsidiary, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method therefor.

           (k) The Company has previously made available to Acquisition true, correct and complete copies of each of the United States federal, state, local and foreign income Tax Returns for each of the most recent two taxable years, filed by the Company and the Subsidiary or (insofar as such returns relate to any of the Company or the Subsidiary) filed by any affiliated or consolidated group of which the Company or any such Subsidiary was then a member.

           (l) Neither the Company nor its Subsidiary has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of Taxes. The Company and its Subsidiary have duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

           (m) Neither the Company nor its Subsidiary is a party to, is bound by, or has any obligation under any Tax sharing agreement or similar agreement and no such agreement shall be entered into or amended by the Company or its Subsidiary at or prior to the Closing.

           (n) No "excess loss account" or "deferred intercompany gain" (as such terms are described in Treasury Regulation Section 1.1502) exist for, between or with respect to the Company and its Subsidiary.

           (o) Except as disclosed on SCHEDULE 4.21, neither the Company nor its Subsidiary is partner in any partnership.

           (p) No claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiary do not file Tax Returns that either of the Company or its Subsidiary are or may be subject to taxation by that jurisdiction;

           (q) There are no liens or encumbrances related to Taxes on any of the assets of the Company or its Subsidiary (other than for current Taxes not yet due and payable);

           (r) The Company and its Subsidiary have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

           (s) Neither the Company nor its Subsidiary (A) has been a member of any affiliated group filing a consolidated federal income Tax Return and (B) has any liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than the Company and its Subsidiary under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

           (t) The charges, accruals and reserves for Taxes (including deferred Taxes) currently reflected on the Financial Statements in accordance with GAAP are adequate to cover all unpaid Taxes accruing or payable by the Company and its Subsidiary in respect of taxable periods that end on or before the Closing Date and for any taxable periods that begin before the Closing Date and end thereafter to the extent such Taxes are attributable to the portion of such period ending on the Closing Date (determined under the closing of the books method of allocation);

           Section 4.22 GOVERNMENTAL AUTHORITIES; CONSENTS. Assuming the truth and completeness of the representations and warranties of Acquisition contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of the Company with respect to the Company's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby which will not be obtained by the Company prior to the Closing, except for the following which are not required or have been obtained:
(a) any novations or consents required in connection with Government Contracts or subcontracts thereunder, (b) any filings required under the DOD Industrial Security Manual for Safeguarding Classified Information, (c) any filings required under U.S. Export Control Laws, (d) the approval of this Agreement by the stockholders of the Company in accordance with the MGCL and (e) as otherwise disclosed in SCHEDULE 4.22. Any such novations, consents, filings or approvals referenced above are listed on
SCHEDULE 4.22.

           Section 4.23 LICENSES, PERMITS AND AUTHORIZATIONS. SCHEDULE 4.23 contains a list of all licenses, approvals, consents, franchises and other permits (including without limitation, all facility security clearances) of or with any governmental regulatory or administrative authority, whether foreign, federal, state or local, which are held by the Company or its Subsidiary. All such licenses, franchises and other permits are in full force and effect and there are no proceedings pending or to the best knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such licenses, approvals, consents, franchises and permits constitute all of the licenses, approvals, consents, franchises and permits necessary to permit the Company and its Subsidiary to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiary as currently conducted. All required filings with respect to such licenses, approvals, consents, franchises and permits have been timely made and all required applications for renewal thereof have been timely filed.

           Section 4.24   INSURANCE.

           (a) SCHEDULE 4.24 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by the Company or its Subsidiary ("INSURANCE POLICIES"). True, correct and complete copies of such insurance policies have been made available to Acquisition.

           (b) All policies listed on SCHEDULE 4.24 (i) are valid, outstanding, and enforceable policies, (ii) to the best knowledge of the Company and its management, provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiary for all risks normally insured against by a Person or entity carrying on the same business or businesses as the Company and its Subsidiary, and (iii) will not terminate (except for directors and officers liability insurance), or lapse by reason of, the transactions contemplated by this Agreement.

           (c) Neither the Company nor its Subsidiary has received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

           Section 4.25 BROKERS' FEES. Except as disclosed on SCHEDULE 4.25, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or its Subsidiary or Affiliates.

     Section 4.26 NO OTHER AGREEMENTS TO SELL THE SHARES . Principal Holders, the Company or any officer, director, or affiliate of the Company have no commitment or legal obligation, absolute or contingent, to any other person or firm other than NYMA Acquisition, Inc. to sell, assign, transfer or effect a sale of any of the capital stock of the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

           Section 4.27   MERGER WITH CERTAIN PERSONS.  Except as set forth on
SCHEDULE 4.27, no officer, director or employee of the Company or Principal Holders nor any member of any such person's immediate family is presently, or within the past five (5) years has been, a party to any transaction with the Company relating to the Business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by,
(b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of the Company) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner.

           Section 4.28 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. SCHEDULE 4.28 sets forth a complete and accurate list of the names and addresses of the Company's (a) ten largest customers, distributors and other agents and representatives, showing the approximate total sales in dollars by the Company to each such customer during such fiscal year; and (b) suppliers with purchases greater than $1,000,000 during the Company's last fiscal year, showing the approximate total purchases in dollars by the Company from each such supplier during such fiscal year. Since January 1, 1997, there has been no adverse effect in the business relationship of the Company with any customer, distributor or supplier named on SCHEDULE 4.28. The Company has not received any communication from any customer, distributor or supplier named on
SCHEDULE 4.28 of any intention to terminate or reduce purchases from or supplies to the Company.

           Section 4.29 BANKING RELATIONSHIPS. SCHEDULE 4.29 sets forth a complete and accurate description of all arrangements that the Company has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.

           Section 4.30 FULL DISCLOSURE. No representation or warranty made by Principal Holders, the Company or its Subsidiary in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by Principal Holders, the Company or any Subsidiary to Acquisition in connection with the Merger, contains any untrue statement of fact or omits to state any fact necessary in order to make the statement contained herein not misleading.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF ACQUISITION

           Acquisition hereby represents and warrants to the Company and Principal Holders as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

           Section 5.1    CORPORATE ORGANIZATION.   Acquisition is a corporation
duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Acquisition is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on its business.

           Section 5.2 AUTHORIZATION. Acquisition has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the Merger and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Acquisition and the consummation by Acquisition of the Merger duly approved by the board of directors and shareholders of Acquisition. No other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Acquisition and is, and upon execution and delivery of the Ancillary Agreements will be, legal, valid and binding obligations of Acquisition enforceable against it in accordance with its terms.

           Section 5.3 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Acquisition with any of the provisions hereof, violates any provision of, or will result in the breach of, any applicable law, rule or regulation of any governmental body, the certificate of incorporation, bylaws or other organizational documents of Acquisition, or any agreement, indenture or other instrument to which Acquisition is a party or by which Acquisition may be bound, or of any order, judgment or decree applicable to any of them, or terminate or result in the termination of any such agreement, indenture or instrument, or constitute any event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or result in a violation or revocation of any required license, permit or approval from any government or other third party.

           Section 5.4 GOVERNMENTAL AUTHORITIES; CONSENTS. Assuming the truth and completeness of the representations and warranties of the Company and Principal Holders contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Acquisition respect to Acquisition's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any novations or consents required in connection with Government Contracts or subcontracts thereunder, (c) any filings required under the DOD Industrial Security Manual for Safeguarding Classified Information, (d) any filings required under U.S. Export Control Laws.

           Section 5.5 BROKERS' FEES. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquisition or any of its Affiliates.

           Section 5.6 SOPHISTICATED INVESTOR. Acquisition is a sophisticated investor, represented by independent legal counsel. Acquisition has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel. The officers of the Company have caused to be made available to Acquisition any and all written information that it has requested and have answered to Acquisition's satisfaction any and all inquiries made by Acquisition.

                                   ARTICLE VI

                   COVENANTS OF COMPANY AND PRINCIPAL HOLDERS

           Section 6.1    CONDUCT OF BUSINESS.

           (a) From the date hereof through the Closing Date, Principal Holders agree that they shall, and shall cause the Company and its Subsidiary, except as otherwise specifically and expressly contemplated by this Agreement or as consented to by Acquisition in writing (which consent or denial of consent shall not be unreasonably delayed), to operate the Business in the ordinary course and consistent with past practice and not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, unless consented to by Acquisition in writing, Principal Holders shall cause the Company and its Subsidiary not to, except as contemplated by this Agreement and as listed on SCHEDULE 6.1:

              (i) change or amend their articles of incorporation, bylaws or other organizational documents;

              (ii) declare or pay any dividends, or make any distributions in respect of any shares of its capital stock or other equity interests, or repurchase or redeem any issued and outstanding shares of its capital stock or other equity interests;

              (iii) issue any shares of capital stock of the Company or equity interest (including, without limitation, any options or warrants);

              (iv) enter into, extend, materially modify, terminate or renew any Contract of a type required to be listed on SCHEDULE 4.11;

              (v) sell, assign, transfer, convey, lease or otherwise dispose of any interest in the Real Property or any other material asset;

              (vi) except as otherwise required by law or consistent with past practices, take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or agreements of the Company or its Subsidiary as the case may be, in effect on the date hereof);

              (vii) make any change in the key management structure of the Company or its Subsidiary, including, without limitation, the hiring of additional officers or the terminations of existing officers, other than in the ordinary course of business;

              (viii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof, including the proposed acquisition of certain assets of Analex Corporation by the Company.

              (ix)    make any material loans or advances to any Person;

              (x) make any material income Tax elections that could affect the Surviving Company or its Subsidiary after the Closing;

              (xi) agree to any material adjustments proposed in connection with any Tax audit or examination that would affect the Company or its Subsidiary; or

              (xii) make any material change in its accounting policies or practices;

              (xiii)   make any capital expenditure in excess of $20,000;

              (xiv) waive, settle or release any claim or cause of action of the Company or its Subsidiary;

              (xv) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

              (xvi) except for transfers of life insurance policies to each of the respective Principal Holders, declare or issue any bonus or other payments, whether or not in the ordinary course of business, to any management or executive employees of Company or its Subsidiaries; or

              (xvii) enter into, extend, materially modify, terminate or renew any Employee Plan of the type required to be listed on SCHEDULE 4.17.

           (b) The Company and Principal Holders agree that, prior to the Closing, they shall cause the Company and its Subsidiary to use their best efforts to preserve substantially intact the business organization of the Business, keep available to Acquisition the services of the key employees of the Company and its Subsidiary employed in the Business and preserve the current relationships of the Company and its Subsidiary with the material customers and suppliers of, and other persons which have significant business relationships with, the Business.

           Section 6.2 HSR ACT. In connection with the transactions contemplated by this Agreement, the Company and Principal Holders have (and, to the extent required, have caused their Affiliates to) complied with the notification and reporting requirements of the HSR Act and have obtained early termination of the waiting period under the HSR Act. The Company and Principal Holders shall (and, to the extent required, shall cause their Affiliates to) have substantially complied with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority. A copy of the letter from the Federal Trade Commission granting early termination is attached hereto as SCHEDULE 6.2.

           Section 6.3 NO SOLICITATIONS. From the date hereof through the Closing Date, the Company and Principal Holders shall not, and shall not knowingly permit any of their respective Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Acquisition or any of its Affiliates) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or its Subsidiary or division of the Company or its Subsidiary. The Company and Principal Holders shall (a) immediately notify Acquisition (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, any information is requested with respect to the Merger or any offer is made with respect to the Company, its Subsidiary, any Real Property, or any Shares, (b) include in such notification the terms of any such proposal or offer that it may receive with respect thereto (and provide Acquisition with a copy thereof in writing), including the identity of the soliciting party and (c) keep Acquisition informed with respect to the status of the foregoing.

           Section 6.4 NOTICE TO ACQUISITION. The Company and Principal Holders will promptly notify Acquisition of any circumstance, event or action by any Principal Holder or otherwise, that causes any statement made by Principal Holders in this Agreement to be inaccurate or incomplete or that may result in a breach of this Agreement by the Company or any Principal Holder.

           Section 6.5 CONSENTS; REASONABLE EFFORT; COOPERATION. Unless waived specifically in writing by Acquisition, the Company and Principal Holders will obtain in writing any consents listed on SCHEDULE 4.22 of any Governmental Authority or other third party necessary for the consummation of the Transactions. Acquisition shall cooperate with Principal Holders in connection with Principal Holders' efforts to obtain the consent required by this Section.

           Section 6.6 ESTOPPEL CERTIFICATES. The Company and Principal Holders will obtain estoppel certificates (each an "ESTOPPEL CERTIFICATE") from the parties to the Contracts listed on SCHEDULE 6.6 certifying that (a) such Contract is a valid agreement of the parties thereto and in full force and effect, (b) such Contract has not been amended, modified, supplemented or extended except as disclosed to Acquisition, (c) no known breach or default or known event which, with the passage of time or notice, or both, would constitute a material breach or default under such Contract has occurred and is continuing and (d) the consummation of the Merger shall not materially impair the rights of the Company or its Subsidiary under such Contract.

           Section 6.7 INSPECTIONS. Prior to the Closing, the Company and Principal Holders shall provide Acquisition and its representatives (including, without limitation, its engineers, surveyors, attorneys and accountants) access at all reasonable times to the Real Property and other assets of the Company and its Subsidiary. At all times prior to Closing, Acquisition and its representatives, upon reasonable notice to the Company shall have the right to have access to the Company's or its Subsidiary's employees, agents and representatives to review all books and records of Company and its Subsidiary, including all the Real Estate Records, to enter onto the Real Property, and to inspect, examine and survey the Real Property; PROVIDED that such access shall be had in such a manner so as not to unreasonably interfere with the conduct of the Business.

           Section 6.8 EMPLOYEE BENEFIT PLANS. Principal Holders shall prevent the Company, its Subsidiary and any Welfare Plan or Pension Plan, or trust created thereunder, from engaging in any "prohibited transaction" (as such term is defined in Section 406 of ERISA), and prevent the Company or its Subsidiary from (a) terminating any Pension Plan in a manner that results in the imposition of a lien on any property of the Company or its Subsidiary pursuant to Section 4068 of ERISA or (b) take any action that adversely affects the qualification of any Employee Plan or its compliance with the applicable requirements of ERISA or the Code or results in a "reportable event" (as such term is defined in Section 4043(b) of ERISA).

           Section 6.9 STOCKHOLDER APPROVAL. The Company shall promptly call and convene, a special meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING") on or prior to May 1, 1997 to obtain all approvals of its stockholders required in connection with the transactions contemplated by this Agreement, or, in lieu thereof, shall obtain, on or prior to May 1,, 1997, any such approval by the written consent of its stockholders as provided in Section 3-105 of the MGCL, and shall, through its board of directors, recommend to its stockholders approval of the Merger at the Company Stockholders' Meeting or by written consent, as the case may be. Approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company thereafter to cause the Company to enter into an amendment to this Agreement pursuant to SECTION 12.11 hereof. Prior to the vote of the Company's stockholders with respect to the Merger, the Company and Principal Holders will cause the Designated Holders to be the sole holders of equity securities in the Company, including, without limitation, common stock and option agreements to acquire common stock of the Company. The Company and Principal Holders shall cause the Merger and the transactions contemplated hereby, including, without limitation, the issuance of the Notes and the Contingent Payment rights to comply with all applicable securities laws. The Company and Principal Holders agree to cause this Agreement to be approved by Holders. The Principal Holders agree to vote in favor of the Merger.

                                   ARTICLE VII

                            COVENANTS OF ACQUISITION

           Section 7.1    [This Section Intentionally Omitted.]

           Section 7.2 NOTICE TO COMPANY. Acquisition will promptly notify the Company of any circumstance, event or action by Acquisition that causes any statement made by Acquisition in this Agreement to be inaccurate or incomplete in any material respect or that may result in a breach of this Agreement by Acquisition.

                                  ARTICLE VIII

           COVENANTS OF THE COMPANY, PRINCIPAL HOLDERS AND ACQUISITION

           Section 8.1    CONFIDENTIALITY.

           (a) Except (i) for any governmental filings required in order to complete the Transactions, and (ii) as Acquisition, the Company and Principal Holders may agree or consent in writing, all information received by Acquisition, the Company or Principal Holders and their respective representatives pursuant to the terms of this Agreement shall be kept in confidence by the receiving party and its representatives; PROVIDED, HOWEVER, that any party hereto may disclose such information to its legal and financial advisors, lenders, financing sources and their respective legal advisors and representatives so long as such Persons agree to maintain the confidentiality of such information in accordance with this SECTION 8.1. If the transactions contemplated hereby shall fail to be consummated, all copies of documents or extracts thereof containing information and data as to one of the other parties, including all information prepared by the receiving party or such receiving party's representatives, shall be turned over to the party furnishing same, except that such information prepared by the receiving party or such receiving party's representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party. Any information not so destroyed (or returned) will remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement) until the second anniversary of the date of this Agreement.

           (b) The foregoing confidentiality provisions shall not apply to such portions of the information received which (i) are or become generally available to the public through no action by the receiving party or by such party's representatives or (ii) are or become available to the receiving party on a nonconfidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation, and shall not apply to any disclosure by Acquisition or the Company after the Closing.

           Section 8.2    BOOKS AND RECORDS.

           (a) ACCESS. The Company and Principal Holders agree that they will cooperate with and make available to Acquisition, its representatives and agents, during normal business hours, all books and records information and personnel (without substantial disruption of the other party's business) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose not adverse to the Company.

           (b) COOPERATION AND RECORDS RETENTION. The Company and Principal Holders shall (a) provide Acquisition with such assistance as may reasonably be requested by in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for any taxes, (b) provide Acquisition with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (c) provide Acquisition with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, the Company and Principal Holders shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date.

           Section 8.3 SUPPORT OF TRANSACTIONS. Acquisition, the Company, and their respective Affiliates shall each (i) use its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required under
ARTICLE VIII, (ii) use its reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquisition, the Company, or their respective Affiliates are responsible to obtain in order to consummate the Merger, (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of ARTICLE IX or otherwise to comply with this Agreement, and (iv) provide the other parties and such other party's employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances.

           Section 8.4    [This Section Intentionally Omitted.]

           Section 8.5 NOTICE OF CHANGES BY THE COMPANY. The Company shall promptly inform Acquisition in writing if any change shall have occurred or shall have been threatened (or any development or condition shall have occurred or shall have been threatened involving a prospective change) in the financial condition, results of operations or business of the Company and its Subsidiary that is or may reasonably be expected to become materially adverse to the Company and its Subsidiary taken as a whole. The Company shall promptly inform Acquisition in writing if any representation or warranty made in ARTICLE II of this Agreement shall cease to be accurate in any material respect.

           Section 8.6 NOTICE OF CHANGES BY ACQUISITION. Acquisition shall promptly inform the Company in writing if any change shall have occurred or shall have been threatened (or any development or condition shall have occurred or shall have been threatened involving a prospective change) in the financial condition, results of operations or business of Acquisition that is or may reasonably be expected to become materially adverse to Acquisition and its business, taken as a whole. Acquisition shall promptly inform the Company in writing if any representation or warranty made in ARTICLE III of this Agreement shall cease to be accurate in any material respect.

           Section 8.7 DISSENTING STOCKHOLDERS. The Company shall give Acquisition (a) prompt notice of any demands received from Dissenting Stockholders, if any, for payment of the fair value for their shares of capital stock and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands.

           Section 8.8 PROVISION OF SCHEDULES AND ANNEXES. The parties agree to cooperate with one another in good faith to agree upon the form and substance of all Schedules and Annexes hereto, within ten (10) Business Days after the date hereof (or such later date that the parties may agree upon). In the event such Schedules and Annexes shall have been agreed upon within such time period, they shall be initialed and attached hereto and become part of this Agreement as of the date hereof. In the event the parties are unable to reach agreement as to the form and substance of such Schedules and Annexes, then this Agreement may be terminated pursuant to SECTION 10.1(d) hereof.

           Section 8.9 1996 FINANCIAL STATEMENTS. The Company and Principal Holders shall deliver to Acquisition the audited consolidated financial statements of the Company and its Subsidiary for the year ended and at December 31, 1996 (the "1996 AUDITED FINANCIAL STATEMENTS") as soon as they become available and in no event later than April 19, 1997. In the event the 1996 Audited Financial Statements shall not be satisfactory in form and substance to Acquisition in its sole discretion, Acquisition shall have the right to terminate this Agreement pursuant to SECTION 10.1(b). There shall be no presumption that the 1996 Audited Financial Statements will be satisfactory to Acquisition if they do not vary materially from the draft of such financial statements provided to Acquisition on April 3, 1997.

                                   ARTICLE IX

                            CONDITIONS TO OBLIGATIONS

           Section 9.1 CONDITIONS TO OBLIGATIONS OF ACQUISITION, THE COMPANY AND PRINCIPAL HOLDERS. The obligations of Acquisition, the Company and Principal Holders to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

           (a) All necessary permits, approvals, clearances, and consents of, and all filings with, Governmental Authorities required to be procured which are listed on SCHEDULE 4.22 shall have been procured.

           (b) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a Governmental Authority seeking an order or decree, restraining, enjoining or prohibiting the consummation of the Merger and neither of Acquisition nor the Company shall have received notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the Merger or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or a material change in the terms of the Merger.

           (c) This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company required by the MGCL.


           Section 9.2 CONDITIONS TO OBLIGATIONS OF ACQUISITION. The obligations of Acquisition to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquisition:

           (a) Each of the representations and warranties of the Company and Principal Holders contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of the Company and Principal Holders to be performed as of or prior to the Closing shall have been duly performed in all material respects.

           (b) The Company shall have delivered to Acquisition a certificate signed by each of the Principal Holders and an officer of the Company dated as of the Closing Date, certifying that the conditions specified in SECTION 9.1, as they relate to the Company and Principal Holders, and SECTION 9.2(a) have been fulfilled.

           (c) Any consent required for the consummation of the Merger under any Contract required to be listed on SCHEDULE 4.11 hereto or for the continued enjoyment by the

Company or its Subsidiary of the benefits of any such Contract after the Closing shall have been obtained.

           (d)    There shall not have occurred any Material Adverse Effect.

           (e) All Persons who are directors or officers of the Company shall have resigned such directorships or offices, effective as of the Closing Date.

           (f) Acquisition shall have received an opinion, dated as of the Closing Date, from counsel to the Company, in the form of ANNEX E hereto.

           (g) Principal Holder and the Company shall not have been informed by any of the customers of the Company that such customer will terminate or modify in any material respect its existing contractual relationship with the Company and/or its Subsidiary after the Closing Date as a result of the consummation of the Merger.

           (h) The Company and Principal Holders shall have delivered all assignments, consents, approvals and other documents, certificates and instruments as Acquisition may reasonably request for the purpose of
(i) evidencing the accuracy and completeness of any of the representations, warranties or statements, the performance of any covenants or agreements of the Company or the compliance by the Company with any of the conditions, all as contained or referred to in this Agreement or (ii) effectuating or confirming the consummation of the Merger.

           (i) Acquisition shall have received possession or control of all corporate, accounting, business and tax records of the Company and its Subsidiary.

           (j) The form and substance of all actions, proceedings, instruments and documents required to consummate the Merger shall be satisfactory in all reasonable respects to Acquisition and its counsel.

           (k) Azmat Ali shall have entered into a Non-Disclosure and Non-Solicitation Agreement in the form attached hereto as ANNEX F.

           (l) Peter Belford, Guion Bluford and Arthur Verbin shall have entered into an Employment Agreement in the form attached hereto as ANNEX G.

           (m) Acquisition shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary (or similar officer) of the Company of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the consummation of the Merger.

           (n) Principal Holders shall have delivered the Estoppel Certificates from the parties to the Contracts listed on SCHEDULE 6.6 to Acquisition.

           (o) At the Effective Time, the aggregate number of shares of the Company Common Stock held by Dissenting Stockholders, if any, shall not exceed five percent of the total number of shares of the Company Common Stock then outstanding.

           (p) Principal Holders shall cause any and all Tax sharing, Tax allocation and similar agreements among any of Holders, the Company or its Subsidiary to be terminated immediately prior to Closing.

           (q) The protest of the NASA Langley SAERS Contract shall have been denied or dismissed with prejudice and shall have been officially awarded for the scope and value previously represented by the Company to Acquisition and all impediments to, or suspensions of, performance based on such protest have been lifted.

           (r) Company and Principal Holders shall have delivered audited financial statements (including footnotes) of the Company and its Subsidiary for the year ended December 31, 1996 and shall be in form and substance reasonably satisfactory to Acquisition in its sole discretion.

           Section 9.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND PRINCIPAL HOLDERS. The obligation of the Company and Principal Holders to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and Principal Holders:

           (a) Each of the representations and warranties of Acquisition contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of Acquisition to be performed as of or prior to the Closing shall have been duly performed in all material respects.

           (b) Acquisition shall have delivered to the Company a certificate signed by an officer of Acquisition, dated as of the Closing Date, certifying that, the conditions specified in SECTION 9.1, as they relate to Acquisition, and SUBSECTION 9.3(a) have been fulfilled.

           (c) The form and substance of all actions, proceedings, instruments and documents required to consummate the Merger shall be satisfactory in all reasonable respects to the Company and their counsel.

           (d) The Company shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary (or similar officer) of Acquisition, of the resolutions duly and validly adopted by the Board of Directors of Acquisition evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                                    ARTICLE X

                                   TERMINATION

           Section 10.1 TERMINATION. This Agreement may be terminated and the Transactions abandoned:

           (a) By mutual written consent of the parties at any time prior to the Closing.

           (b) Prior to the Closing, by written notice to the Company and the Holder Representative from Acquisition, (i) pursuant to SECTION 11.1, (ii) if the Closing has not occurred on or before June 1, 1997 and Acquisition is not in material breach of a representation, warranty, covenant or agreement, (iii) if consummation of the Merger is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, (iv) if the 1996 Audited Financial Statements are not satisfactory to Acquisition in its sole discretion, or (v) this Agreement and the Merger shall fail to receive the requisite votes for approval and adoption (or consents) by the stockholders of the Company.

           (c) Prior to the Closing, by written notice to Acquisition from the Company and the Holder Representative, (i) pursuant to SECTION 11.1, (ii) if the Closing has not occurred on or before June 1, 1997 and neither Principal Holders nor the Company are in material breach of their representations, warranties, covenants or agreements or (iii) if consummation of the Merger is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

           (d) Prior to the Closing, by written notice either (i) to the Company and the Holder Representative from Acquisition or (ii) to Acquisition from the Company and the Holder Representative, in the event that the form and substance of the Schedules and Annexes hereto shall not have been agreed upon within the time period specified in SECTION 8.8.

           Section 10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to SECTION 10.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party hereto or their respective Affiliates, officers, directors or stockholders, other than (solely in the case of termination pursuant to SECTION 10.1(a), (b) or (c)) liability of Principal Holders, the Company or Acquisition as the case may be, for any misrepresentation contained in, or any breach of this Agreement occurring prior to such termination. The provisions of SECTION 10.1, this
SECTION 10.2 and ARTICLE XI shall survive any termination of this Agreement.

                                   ARTICLE XI

                              DEFAULT AND REMEDIES

           Section 11.1 BREACH AND OPPORTUNITY TO CURE. If any party shall breach the terms of this Agreement or default in the performance of its obligations hereunder, nondefaulting party shall have the right to provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. If such breach or default has not been cured by the earlier of (a) the Closing Date and (b) thirty (30) calendar days after delivery of such notice, then the party giving such notice may (i) terminate this Agreement by giving written notice to the defaulting party hereunder, (ii) extend the Closing Date if such default has not been cured by the Closing Date (but no such extension shall constitute a waiver of such nondefaulting party's right to terminate as a result of such default), (iii) exercise the remedies available to such party pursuant to SECTION 11.2 or 11.3, subject to the right of the other party to contest such action through appropriate proceedings, and/or (iv) proceed to Closing, but such Closing shall not constitute a waiver of such breach or default.

           Section 11.2   COMPANY'S AND PRINCIPAL HOLDERS' REMEDIES.
Acquisition recognizes that if the Merger is not consummated solely as a result of Acquisition's default, the Company and Principal Holders would incur damages, the extent of which is extremely difficult and impractical to ascertain. The parties, therefore, agree that if this Agreement is terminated or otherwise is not consummated solely due to the default of Acquisition, Acquisition shall pay to the Holder Representative One Million Dollars ($1,000,000) for the ratable benefit of Holders, as liquidated damages, as Company's and Principal Holders' sole and exclusive remedy in full settlement of any damages of any nature or kind that such parties may suffer or allege to suffer as the result of any default or breach by Acquisition. The parties agree that this sum shall be in lieu of any and all other relief to which the Company or the Principal Holders might otherwise be entitled due to Acquisition's breach of, or default under, this Agreement. FDC agrees to guarantee the payment by Acquisition of such liquidated damages amount.

           Section 11.3 ACQUISITION'S REMEDIES. Principal Holders and the Company agree that the Shares represent unique property that cannot be readily obtained on the open market and that Acquisition would be irreparably injured if this Agreement is not specifically enforced after default. Therefore, Acquisition shall have the right to specifically enforce Principal Holders' and the Company's performance under this Agreement, and Principal Holders and the Company agree to waive, and cause each other to waive, the defense in any such suit that Acquisition has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy, and that Acquisition shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, Acquisition shall be entitled to obtain from Principal Holders and the Company court costs and reasonable attorneys' fees incurred by Acquisition in enforcing its rights hereunder. As a condition to seeking specific performance, Acquisition shall not be required to have tendered the Cash Consideration, but shall be ready, willing and able to do so. In the event Acquisition elects to terminate this Agreement as a result of Principal Holders' or the Company's default instead of seeking specific performance, then Acquisition shall be entitled to a return of the Escrow Payment and to recover its damages resulting from Principal Holders or the Company's default, plus reasonable attorneys' fees and court costs incurred by Acquisition in enforcing its rights under this Agreement.

                                   ARTICLE XII

                              HOLDER REPRESENTATIVE

           Section 12.1 DESIGNATION AND REPLACEMENT OF HOLDER REPRESENTATIVE. The parties have agreed that it is desirable to designate a representative to act on behalf of Principal Holders (the "HOLDER REPRESENTATIVE"). The parties have designated Peter Belford as the initial Holder Representative, and approval of this Agreement by Principal Holders shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Shares at the Closing ("MAJORITY PRINCIPAL HOLDERS"). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Principal Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

           Section 12.2 AUTHORITY AND RIGHTS OF HOLDER REPRESENTATIVE; LIMITATIONS ON LIABILITY. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; PROVIDED, HOWEVER, that the Holder Representative will have no obligation to act on behalf of Principal Holders, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to exercise the rights granted to it under the Escrow Agreement and to act on behalf of all the Holder Indemnitees pursuant to SECTION 13.1 hereof. The Holder Representative will have no liability to the Company or Principal Holders with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to the Holders' Representative gross negligence or willful misconduct. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Principal Holders; PROVIDED, HOWEVER, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of Principal Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Holder Representative shall be entitled to reimbursement, from Principal Holders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Holder Representative (except for those arising out of the Holder Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

                                  ARTICLE XIII

              POST CLOSING OBLIGATIONS; SURVIVAL OF REPRESENTATION

           The parties covenant and agree as follows with respect to the period subsequent to the Closing Date:

           Section 13.1   INDEMNIFICATION.

           13.1.1 ACQUISITION'S RIGHT TO INDEMNIFICATION. The Company and Principal Holders, jointly and severally, undertake and agree to indemnify, defend by counsel reasonably acceptable to Acquisition, and hold harmless Acquisition, its parent, affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "ACQUISITION INDEMNITEES") from and against and in respect of any and all losses, costs, liabilities, claims, obligations, diminution in value and out-of-pocket expenses, including reasonable attorneys' fees (together "CLAIMS"), incurred or suffered by an Acquisition Indemnitee arising from (a) the claims of third parties with respect to operation of the Business and the Company prior to Closing; (b) a breach, misrepresentation, or other violation of any of the Company's or Principal Holders' covenants, warranties or representations contained in this Agreement;
(c) any breach or default by the Company or Principal Holders under any Contract prior to Closing; (d) any Environmental Noncompliance under SECTION 4.20; (e) any Securities Law Noncompliance; and (f) any and all actions, suits, proceedings, claims demands, assessments, judgments, costs and expenses, including reasonable attorney fees, incident to any of the foregoing or incurred or to oppose the imposition thereof, or in enforcing this indemnity; together with interest at the Prime Rate (as defined below) on any such Claim from the date of incurrence by Acquisition until the date of reimbursement by the Company or Principal Holders; provided, however, that interest shall accrue with respect to third party claims from the date of payment of such claims until the date of satisfaction in full of all indemnification obligations with respect thereto. "PRIME RATE" shall mean the prime rate as published in the Money Rates column of the Eastern Edition of the WALL STREET JOURNAL (or the average of such rates if more than one rate is indicated), in effect on the date of incurrence of such Claim. The foregoing indemnity is intended by Principal Holders to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, diminution in value, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

           13.1.2 PRINCIPAL HOLDERS' RIGHT TO INDEMNIFICATION. Acquisition undertakes and agrees to indemnify, defend by counsel reasonably acceptable to Principal Holders and hold harmless Principal Holders, their employees, representatives and agents (hereinafter referred to collectively as "HOLDER INDEMNITEES") from and against and in respect of any and all Claims incurred or suffered after Closing; (a) a breach, misrepresentation, or other violation of any of Acquisition's covenants, warranties and representations contained in this Agreement; (b) any breach or default by Acquisition under any Ancillary Agreement or Contract after Closing; and (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorney fees, incident to any of the foregoing or incurred or to oppose the imposition thereof; together with interest at the Prime Rate on any such claim from the date of incurrence by Principal Holders to the date of reimbursement by Acquisition. The foregoing indemnity is intended by Acquisition to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

           13.1.3 LIMITATION ON INDEMNIFICATION OBLIGATIONS. No Holder Indemnitees shall be entitled to indemnification for any Losses or Damages for which they would otherwise be entitled to indemnification pursuant to this
SECTION 13.1 unless and until the aggregate amount of all Losses and Damages for which all the Holder Indemnitees are entitled to indemnification exceeds $400,000, at which time, the Holder Indemnitees shall (subject to the other limitations set forth in this SECTION 13.1) be entitled to indemnification for the full amount of all such Losses and Damages. No Acquisition Indemnitees shall be entitled to indemnification for any Losses and Damages for which it would otherwise be entitled to indemnification pursuant to this SECTION 13.1 unless and until the aggregate amount of all Losses and Damages for which all Acquisition Indemnitees are entitled to indemnification exceeds $400,000, at which time, such Acquisition Indemnitees shall (subject to the other limitations set forth in this SECTION 13.1) be entitled to indemnification for the full amount of all such Losses and Damages; PROVIDED, HOWEVER, that such $400,000 threshhold shall not apply to any indemnification obligation of Holder Indemnitees arising from any Securities Law Noncompliance. Notwithstanding any provision hereof to the contrary, (i) Acquisition Indemnitees shall not be entitled to indemnification by Principal Holders for Losses or Damages in excess of $10,000,000, PLUS interest accrued on such Damages as provided in this
SECTION 13.1, and (ii) Principal Holder Indemnitees shall not be entitled to indemnification by Surviving Corporation for Losses or Damages in excess of $10,000,000, PLUS interest accrued on such Damages as provided in this
SECTION 13.1.  In addition, each Principal Holder's liability under this
SECTION 13.1 shall not exceed an amount equal to fifty-percent (50%) of the Merger Consideration payable to such Principal Holder under this Agreement.

           13.1.4 TIME PERIOD. The indemnification obligations of Principal Holders and the Company under this ARTICLE XIII shall continue for the same period of survival specified in SECTION 13.2 for each such representation and warranty. Any claim against the Company or Principal Holders which is pending or asserted at or prior to the expiration of any survival period may continue to be asserted and indemnified against. Such clause may be asserted notwithstanding that the scope or amount of such claim shall not have been finally determined.

           13.1.5 CONDUCT OF PROCEEDINGS. If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise (by receipt of notice of any such claim or proceeding prior to the expiration of the periods set forth in SECTION 13.2), the party who seeks indemnification (the "INDEMNIFIED PARTY") shall give written notice thereof to the other party (the "INDEMNITOR", which, in the case of Principal Holders, shall be the Holder Representative) promptly after the Indemnified Party learns of the existence of such claim or proceeding; PROVIDED, HOWEVER, that the Indemnified Party's failure to give the Indemnitor prompt notice shall not bar the Indemnified Party's right to indemnification unless such failure has materially prejudiced the Indemnitor's ability to defend the claim or proceeding. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; PROVIDED that the Indemnitor shall not have the right to control the defense of any such claim or proceeding unless it has acknowledged in writing its obligation to indemnify the Indemnified Party fully from all liabilities incurred as a result of such claim or proceeding and then and periodically thereafter provides the Indemnified Party with reasonably sufficient evidence of the ability of the Indemnitor to satisfy any such liabilities. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within thirty (30) calendar days after receiving notice thereof from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor, reasonably and in any way in which the Indemnified Party deems to be in its best interest; provided, however, that during such thirty (30) day notice period, the Indemnified Party shall have the right to take any actions it deems appropriate to preserve its rights and avoid prejudicing its defenses with regard to such claim or proceeding; PROVIDED, FURTHER, that if Indemnitor and Indemnified Party agree in advance that both Indemnitor and Indemnified Party would both share liability with respect to a claim or proceeding, the Indemnitor and Indemnified Party shall agree on a joint defense of such claim or proceeding without the requirement for an advance acknowledgement in writing of Indemnitor's obligation to indemnify the Indemnified Party fully from all liabilities incurred as a result of such claim or proceeding.

           13.1.6 INDEMNIFICATION SOLE REMEDY. The right to indemnification hereunder shall be the exclusive remedy of any party in connection with any breach by another party of its representations, warranties, or covenants set forth in this Agreement, except in cases of fraud, violations of law (except for violations of law constitute a breach of SECTION 4.22) or intentional misconduct.

           13.1.7 RIGHT OF OFFSET. Each of Acquisition and Principal Holders shall have the right to offset against amounts owing to the other any amounts owing to such party pursuant to this SECTION 13.1.

           Section 13.2 SURVIVAL OF REPRESENTATIONS. The representations and warranties contained herein shall survive for three (3) years after the Closing; PROVIDED, HOWEVER, that and the representations and warranties made by the Company and Principal Holders in SECTION 4.12 shall survive until the Company receives notice of the completion of the 1997 DCAA audit; PROVIDED, FURTHER, that the representations, warranties and covenants contained herein relating to Tax matters shall survive for the period set forth in Section 6501(a) plus 90 calendar days, provided that if such period is voluntarily extended, the representations, warranties and covenants shall survive through the period of such extension plus 90 calendar days, and provided further that matters described in Sections 6501(c)(1)-(9), 6501(e), and 6501(f) shall survive for five years.

           Section 13.3 RIGHTS OF SET-OFF. Subject to the restrictions set forth in SECTION 13.4, any Claims by Acquisition or the Surviving Corporation against Principal Holders pursuant to SECTION 13.1 above are subject the following rights of set-off at the option of Acquisition in the following priority:

           (a) First, any payment owed but not yet paid by Acquisition to Principal Holders pursuant to SUBSECTION 2.5.2 is subject to reduction for any Claims pursuant to SECTION 13.1 as provided in SUBSECTION 2.5.3 above. Any such adjustment is intended as, and shall be treated by the parties as, an adjustment to the Total Consideration.

           (b) Second, any Contingent Payments owed but not yet paid by Acquisition to Principal Holders pursuant to SECTION 2.6 are subject to reduction for any Claims pursuant to SECTION 13.1 above. Any such adjustment is intended as, and shall be treated by the parties as, an adjustment to the Total Consideration.

           (c) Third, the principal amount of the Notes is subject to reduction following the Closing for any Claims pursuant to SECTION 13.1 as provided in Subsections 2.5.3 above. Any such adjustment is intended as, and shall be treated by the parties as, an adjustment to the Total Consideration. If the principal amount of the Notes is reduced pursuant to this SECTION 13.3, such reduction shall be deemed to be made effective as of the Closing Date and all interest that may have accrued on the principal amount so cancelled shall also be deemed to be retroactively cancelled, effective as of the Closing Date. Upon any reduction of the principal amount of the Notes, Principal Holders shall, upon request of Acquisition, surrender the outstanding Notes for replacement Notes reflecting the reduced principal amount.

           Section 13.4 RIGHTS OF SET-OFF FOR THIRD PARTY CLAIMS. The rights of set-off under SECTION 13.3 above with respect to any Claims by Acquisition against Principal Holders which arise from a third party claim may not be exercised until the amount of such third party claim has been determined and payment is due; provided, however, that notwithstanding anything to the contrary set forth in this Agreement:

           (a) In connection with the repayment of the Notes in full, the Surviving Corporation may withhold from such repayment (and pay into escrow) a sum equal to the maximum possible amount of any and all third party claims then outstanding until the same have been determined and payment is due; and

           (b) To the extent that any third party claims are asserted by any government authority or relate to any Government Contract and the relief sought thereunder exceed $2,000,000 in the aggregate, Surviving Corporation may withhold the amount by which such claims exceed $2,000,000 from any amounts due to Principal Holders (including amounts held in the Escrow Agreement and the Contingent Payment Escrow Agreement).

           Any amounts withheld by Surviving Corporation pursuant to subsections
(a) and (b) above shall be held in escrow until determination of the third party claims and payment of such claims shall have been made out of such escrow. All amounts (including interest) remaining in such escrow after payment in full of such claims shall thereupon be disbursed to the Holder Representative for the ratable benefit of Principal Holders.

                                   ARTICLE XIV

                                   TAX MATTERS

           Section 14.1   INDEMNIFICATION.

           14.1.1 (a) Principal Holders shall indemnify and hold harmless Acquisition and its respective Affiliates, successors and assigns, from and against all Taxes in excess of reserves for Taxes on the Final Balance Sheet (i) with respect to all periods of the Company and the Subsidiaries ending on or prior to the Closing Date, (ii) with respect to any period of the Company and the Subsidiaries beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "PRE-CLOSING PARTIAL PERIOD"), or (iii) payable as a result of a material breach of any representation or warranty set forth in SECTION 4.21 of this Agreement.

           (b) Acquisition shall indemnify and hold harmless Principal Holders from and against all unpaid Taxes (i) with respect to all periods beginning after the Closing Date, (ii) with respect to any period of any of the Company and its Subsidiary beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period beginning the day after the Closing Date (such portion, a "POST-CLOSING PARTIAL PERIOD") or (iii) payable as a result of an election under Section 338(g) and/or any comparable state election by Acquisition or any of its Affiliates to treat the Merger for federal and/or state income tax purposes as a purchase of the assets of the Company.

           (c) The amount of indemnity required to be paid by an indemnitor under this ARTICLE XIV shall be subject to the indemnity threshold and cap limits set forth in SUBSECTION 13.1.3. Indemnity claims under each of
ARTICLE XIII and XIV shall be counted together in determining whether the indemnity threshold and cap limits set forth in SECTION 13.1.3 have been met. For purposes of this SECTION 14.1, Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operation or capital loss deduction attributable to periods beginning after the Closing Date or to any Post-Closing Partial Period, but shall not include amounts which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods ending on or prior to the Closing Date or to any Pre-Closing Partial Period.

           (d) Any Taxes for a period including a Pre-Closing Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-Closing Partial Period and such Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company and the Subsidiaries during such Pre-Closing Partial Period and such Post-Closing Partial Period.

           (e)    Payment by the indemnitor of any amount due under this
SECTION 14.1 shall be made within 30 calendar days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two calendar days before it is due to the appropriate Tax authority.

           (f)    The parties agree to treat all payments made under this
SECTION 14.1, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for Tax purposes.

           14.1.2 (a) After the Closing, the Surviving Corporation shall promptly notify Principal Holders in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Surviving Corporation or any Operating Company or Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification under SECTION 14.1. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

           (b) Principal Holders may elect to direct, through counsel of their own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under SECTION 14.1 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "CONTEST"). If Principal Holders elect to direct a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability notify the Surviving Corporation of its intent to do so, and the Surviving Corporation shall cooperate and shall cause each Operating Company and Subsidiary to cooperate in each phase of such Contest and Principal Holders shall pay the Operating Company's and Subsidiary's out-of-pocket expenses in connection therewith. If the Principal Holders elect not to direct the Contest, fail to notify the Surviving Corporation of its election as herein provided or contests its obligation to indemnify under SECTION 14.1, Surviving Corporation or relevant Subsidiary may pay, compromise or contest at its own expense, such asserted liability. However, in such case, neither the Surviving Corporation nor any Subsidiary may settle or compromise any asserted liability over the objection of the Principal Holders; PROVIDED, HOWEVER, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Surviving Corporation may participate, at their own expense, in the Contest. If the Principal Holders choose to direct the contest, the Surviving Corporation shall promptly empower and shall cause the relevant Operating Company or Subsidiary promptly to empower (by power of attorney and such other documentation as may be appropriate) such representative of Principal Holders as it may designate to represent the Surviving Corporation and such Operating Company or Subsidiary in the Contest insofar as the

Contest involves an asserted Tax liability for which the Principal Holders would be liable under SECTION 14.1.

           14.1.3 The Surviving Corporation shall prepare and file U.S. federal, state and local income and franchise Tax Returns relating to the Company and its Subsidiary for any Tax period ending on or after the Closing Date and which are required to be filed after the Closing Date. The Surviving Corporation shall deliver to Principal Holders copies of such Tax Returns within 10 calendar days of the date such Tax Return is filed with the appropriate Tax authority.

           14.1.4 (a) The Surviving Corporation and Principal Holders agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to personnel, books and records) and assistance relating to the Business as is reasonably necessary for the filing of any Return, for the preparation of any audit, for the prosecution or defense of any claim relating to any proposed adjustment with respect to Taxes, for accounting requirements and any reports or documents to be filed with any regulatory agency or for any other reasonable purpose.

           (b) The Surviving Corporation and Principal Holders agree to retain or cause to be retained all books and records pertinent to the Business (including the Returns, documents and records relating to the assets and properties of both) until the applicable period for assessment under applicable law (giving effect to any and all properly claimed and valid extensions or waivers) has expired, and to abide by or cause the compliance with all record retention agreements entered into with any governmental or taxing authority.

           (c) The Surviving Corporation and Principal Holders shall cooperate with each other in the conduct of any audit or other proceedings involving the Business for any Tax and shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this
ARTICLE XIV.

           (d) Principal Holders will reimburse the Surviving Corporation for all out-of-pocket-costs which Acquisition may reasonably incur pursuant to this
SECTION 14.1.4 in assisting the Surviving Corporation and the Surviving Corporation will reimburse Principal Holders for all out-of-pocket-costs which the Principal Holders may reasonably incur pursuant to this SUBSECTION 14.1.4 in assisting the Surviving Corporation.

           (e)The Surviving Corporation and Principal Holders will, upon request, provide the other with all information that is required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

           14.1.5 For purposes of this ARTICLE XIV, all references to the Surviving Corporation, the Principal Holders, the Company and its Subsidiary include successors.

           14.1.6 This ARTICLE XIV shall be the exclusive Article governing indemnity for Tax matters.

                                   ARTICLE XV

                                  MISCELLANEOUS

           Section 15.1 WAIVER. Either party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement; PROVIDED, HOWEVER, any such waiver must be in writing, executed in the same manner as this Agreement.

           Section 15.2 NOTICES. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when
(i) delivered in person, or (ii) five (5) calendar days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

           (a)    If to Acquisition:

                  NYMA Acquisition, Inc.
                  4800 Hampden Lane
                  Bethesda, Maryland  20814
                  Attention:  James M. Dean
                  Telecopy No.:  (301) 961-7039

                  with copies to (which shall not constitute notice):

                  Latham & Watkins
                  1001 Pennsylvania Avenue, N.W.
                  Suite 1300
                  Washington, D.C. 20004
                  Attention:  Eric A. Stern
                  Telecopy No.:  (202) 637-2201

           (b)    If to the Company, to:

                  NYMA, Inc.
                  7501 Greenway Center Drive
                  Suite 1200
                  Greenbelt, Maryland  20770
                  Attention:  Peter Belford
                  Telecopy No.:  (301) 441-1012

                  with copies to (which shall not constitute notice)

                  Manatt, Phelps & Phillips, LLP
                  1501 M Street, N.W., Suite 700
                  Washington, D.C.  20005-1702
                  Attention:  B. Michael Rauh
                  Telecopy No.:  (202) 463-4394

           (c)    If to Holder Representative, to:

                  Peter Belford
                  NYMA, Inc.
                  7501 Greenway Center Drive
                  Suite 1200
                  Greenbelt, Maryland  20770
                  Attention:  Peter Belford
                  Telecopy No.:  (301) 441-1012

                  with copies to (which shall not constitute notice):

                  Manatt, Phelps & Phillips, LLP
                  1501 M Street, N.W., Suite 700
                  Washington, DC  20005-1702
                  Attention:  B. Michael Rauh
                  Telecopy No.:  (202) 463-4394

                  (d) If to Azmat Ali:

                  Azmat Ali
                  9705 Grenadier Court
                  Bethesda, Maryland  20817
                  Telephone No.:  (301) 365-8121

                  with copies to

                  Manatt, Phelps & Phillips, LLP
                  1501 M Street, N.W., Suite 700
                  Washington, DC  20005-1702
                  Attention:  B. Michael Rauh
                  Telecopy No.:  (202) 463-4394

              (e) If to Peter Belford:

                  Peter Belford
                  NYMA, Inc.
                  7501 Greenway Center Drive
                  Suite 1200
                  Attention:  Peter Belford
                  Telecopy No.:  (301) 441-1012

                  with copies to

                  Manatt, Phelps & Phillips, LLP
                  1501 M Street, N.W., Suite 700
                  Washington, DC  20005-1702
                  Attention:  B. Michael Rauh
                  Telecopy No.:  (202) 463-4394

              (f) If to Arthur Verbin:

                  Arthur Verbin
                  11309 Spur Wheel Lane
                  Potomac, Maryland  20854
                  Telephone No.:  (301) 983-2947

                  with copies to

                  Manatt, Phelps & Phillips, LLP
                  1501 M Street, N.W., Suite 700
                  Washington, DC  20005-1702
                  Attention:  B. Michael Rauh
                  Telecopy No.:  (202) 463-4394

or to such other address or addresses as the parties may from time to time designate in writing.

           Section 15.3 ASSIGNMENT. Neither the Company nor the Principal Holders may assign their rights or obligations hereunder or with respect to any portion of the Merger Consideration (including rights with respect to the Contingent Payment and the Notes) without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that after the Closing the Designated Holders may assign Notes to the Principal Holders.

           Section 15.4 RIGHTS OF THIRD PARTIES. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

           Section 15.5 RELIANCE. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

           Section 15.6   TRANSFER TAXES; TITLE COSTS; EXPENSES.
Notwithstanding any other provision hereof, Principal Holders shall be solely responsible for the costs and expenses of all recording fees (on a per-page basis or otherwise), transfer taxes, conveyance taxes, sales and use taxes, stamp taxes and other taxes incurred or otherwise payable in connection with the Transaction. Such payments shall be made by Principal Holders promptly after incurred, but in any event on or prior to the Closing Date or, in the case of taxes, fees and charges that may accrue or arise after the Closing Date, promptly after the date that such obligation so accrues or arises. All other costs and expenses incurred by the parties in connection with the transactions contemplated hereby shall be borne by the party incurring such expense.

           Section 15.7 CONSTRUCTION. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland. Unless otherwise stated, references to Sections, Articles, Schedules and Annexes refer to the Sections, Articles, Exhibits and Schedules to this Agreement. As used herein, the phrase "to the knowledge" of any Person shall mean the actual knowledge of such Person's executive officers. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation shall arise with respect to this Agreement, then this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement.

           Section 15.8 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           Section 15.9 ENTIRE AGREEMENT. This Agreement (together with the Schedules and Annexes to this Agreement, which constitute part of this Agreement) constitutes the entire agreement among the parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiary relating to the Merger. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

           Section 15.10 AMENDMENTS. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

           Section 15.11 PUBLICITY. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of the Company and Acquisition which approval shall not be unreasonably withheld by any party; PROVIDED, HOWEVER, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

           IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.


                          NYMA, INC.


                          By: /s/ Azmat Ali
                              ------------------------------------------------
                              Name:  Azmat Ali
                              Title: Chairman & CEO


                          HOLDER REPRESENTATIVE



                          By: /s/ Peter Belford
                              ------------------------------------------------
                              Peter Belford


                              AZMAT ALI

                               /s/ Azmat Ali
                              ------------------------------------------------



                          PETER BELFORD

                               /s/ Peter Belford
                              ------------------------------------------------



                          ARTHUR VERBIN

                              /s/ Arthur Verbin
                              ------------------------------------------------

                          NYMA ACQUISITION, INC.



                          By: /s/ Harry Marren
                              ------------------------------------------------
                              Name:  Harry Marren
                              Title:   President



                          As to Section 11.2 Only:

                          FEDERAL DATA CORPORATION



                          By: /s/ James M. Dean
                              ------------------------------------------------
                              Name:   James M. Dean
                              Title:  Vice President-
                                      Chief Financial Officer

                                                                         ANNEX A

                              CERTIFICATE OF MERGER

                                                                         ANNEX B

                                  FORM OF NOTE

                                                                         ANNEX C


                            FORM OF ESCROW AGREEMENT









                                ESCROW AGREEMENT

                                     among


                                  ACQUISITION

                                   NYMA, INC.

                             HOLDER REPRESENTATIVE
                                      and


                             ____________________

                               as Escrow Agent


                         Dated as of ___________, 1997

                                ESCROW AGREEMENT

          ESCROW AGREEMENT, dated as of _________ __, 1997, among Acquisition, and after the Effective Time, Surviving Corporation, the Holder Representative (as defined in the Merger Agreement) and ____________________ (the "ESCROW AGENT").

          WHEREAS, Principal Holders, the Company, Holder Representative and Acquisition have entered into an Agreement and Plan of Merger Purchase dated as of ________ __, 1997 (the "MERGER AGREEMENT");

          WHEREAS, Section 2.2 of the Merger Agreement provides that at the Closing (as such term and other capitalized terms used herein without definition are defined in the Merger Agreement), the sum of Three Million Dollars ($3,000,000) (the "ESCROW DEPOSIT") shall be delivered to the Escrow Agent, which shall be held and disbursed by the Escrow Agent pursuant to the terms hereof.

          NOW THEREFORE, the parties hereto agree as follows:

                                    SECTION I

            APPOINTMENT OF ESCROW AGENT; RESIGNATION AND SUCCESSOR

          1.1 APPOINTMENT OF ESCROW AGENT. The Escrow Agent is hereby appointed, and accepts its appointment and designation as, Escrow Agent pursuant to the terms and conditions of this Agreement.

          1.2 RESIGNATION OF ESCROW AGENT; APPOINTMENT OF SUCCESSOR. The Escrow Agent acting at any time hereunder may resign at any time by giving at least 30 calendar days' prior written notice of resignation to the Holder Representative and Surviving Corporation, such resignation to be effective on the date specified in such notice. Upon receipt of such notice, the Holder Representative and Surviving Corporation shall, unless they otherwise agree, appoint a bank or trust company with a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000) as successor to the Escrow Agent, by a written instrument delivered to such successor Escrow Agent, the Holder Representative and Surviving Corporation, whereupon such successor Escrow Agent shall succeed to all the rights and obligations of the resigning Escrow Agent as of the effective date of resignation as if originally named herein. Upon such assignment of this Agreement, the resigning Escrow Agent shall duly transfer and deliver the Escrow Amount (as defined in SECTION 2.1(b) hereof), at the time held by the resigning Escrow Agent, to such successor Escrow Agent, PROVIDED that, if no successor Escrow Agent shall have been appointed on the effective date of resignation of the resigning Escrow Agent hereunder, the resigning Escrow Agent may pay the Escrow Amount into a court of competent jurisdiction.

                                   SECTION II

                              ESCROW ARRANGEMENTS


          2.1  DELIVERY OF THE DEPOSIT, ETC.

          (a) Acquisition has, concurrent with the execution hereof, delivered to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Deposit. The parties acknowledge and agree that for tax purposes, the Escrow Agent shall report Earnings (as defined in Section 2.1(b) hereof) on the Escrow Deposit as attributable to the party receiving such portion of the Escrow Deposit. Each party hereto, except the Escrow Agent shall, promptly after the date hereof, provide the Escrow Agent with its Employer Identification Number
(ION) as assigned by the Internal Revenue Service. Any disbursement of the Escrow Deposit shall be allocated and paid by the Escrow Agent as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

          (b) The Escrow Agent shall hold the Escrow Deposit and all interest and other proceeds from the investment thereof ("Earnings", together with the Escrow Deposit, the "Escrow Amount") in an escrow account (the "Escrow Account"). The Escrow Amount shall not be subject to any lien or attachment or any creditor or any third party and shall be used solely for the purposes and subject to the conditions set forth in this Agreement and the Purchase Agreement.

          2.2 INVESTMENT OF THE ESCROW AMOUNT. The Escrow Agent is hereby authorized and directed to invest and reinvest and reinvest any amounts at any time in the Escrow Account in the following obligations (collectively, the "Permitted Investments"):

          (a) obligations of, or fully guaranteed as to timely payment of principal and interest by, the United States of America;

          (b) such money market funds as are agreed to from time to time by the Holder Representative and Surviving Corporation; and

          (c) certificates of deposit with any bank or trust company organized under the laws of the United States of America or any agency or instrumentality thereof or under the laws of any state thereof which has a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000).

          Subject to the foregoing limitations, the Escrow Agent shall invest the Escrow Amount in accordance with written instructions delivered to it by Holder Representative from time to time. Except as provided above, the Escrow Agent shall have no power or duty to invest the Escrow Amount or to make substitutions thereof.

                                  SECTION III

                          RELEASE OF THE ESCROW AMOUNT


          The Escrow Agent shall release the Escrow Amount only in accordance with this SECTION 3.

          3.1 NOTICE OF CLAIM. Following the receipt by the Escrow Agent of the Escrow Deposit, the following procedures shall govern the application of the Escrow Deposit to satisfy any adjustments pursuant to ARTICLE II of the Purchase
Agreement:

               3.1.1     ADJUSTMENT

          (a) The Surviving Corporation shall promptly give to Holder Representative and the Escrow Agent a notice of any adjustments owed by Principal Holders to Surviving Corporation under Section 2.5 of the Purchase Agreement.

          (b) Following receipt of notice of any such adjustment owed by Principal Holders to Surviving Corporation, Surviving Corporation and the Holder Representative shall promptly give the Escrow Agent joint written instructions to apply such portion of the balance of the Escrow Account (including Earnings from such portion) agreed upon Surviving Corporation and Holder Representative as shall be necessary to compensate Surviving Corporation for such Post-Closing Adjustment ("JOINT INSTRUCTIONS"). In the event any such adjustment exceeds the Escrow Amount, then the Joint Instructions shall direct the Escrow Agent to apply the full amount of the Escrow Amount (including all Earnings). If Surviving Corporation and Holder Representative do not reach an agreement within such period (or a mutually agreed upon extension thereof), such claim shall be governed by the provisions of SECTION 3.4 hereof.

          3.2 PAYMENT OF CLAIMS. Whenever there shall be delivered to the Escrow Agent Joint Instructions, the Escrow Agent shall pay to the party entitled thereto the amount specified in such instructions. In the event the amount set forth in such instructions exceeds the balance of the Escrow Account, the Escrow Agent shall apply the full amount of the Escrow Amount (including all Earnings) to such claim.

          3.3  TERMINATION: RETENTION OF FUNDS.

          As of the date of the final determination and payment of the Post-Closing Adjustment to Surviving Corporation pursuant to Section 3.1 hereof (the "ADJUSTMENT DATE"), the following procedures shall govern the application of the Escrow Amount. On the Adjustment Date the Escrow Agent shall pay and deliver to Holder Representative for the ratable benefit of Principal Holders the balance of the Escrow Amount, in accordance with written instructions delivered by the parties hereto; PROVIDED that if prior to the Adjustment Date Surviving Corporation shall have provided one or more notices of an adjustment pursuant to
SECTION 3.1
hereof, then that portion of the balance of the Escrow Account (without giving effect to any Earnings) equal to the aggregate of all such adjustments shall not be paid and delivered to Holder Representative until the amount, if any, due to Surviving Corporation in respect of all such adjustments shall have been determined by delivery to the Escrow Agent of one or more Joint Instructions.

          3.4 DISPUTE. In the event of any dispute among any of the parties to this Agreement relating to this Agreement, including without limitation a dispute with respect to (a) an adjustment by Surviving Corporation to the Escrow Amount or any portion thereof or (b) the interpretation or administration of this Agreement, the Escrow Agent shall not comply with any such claims or demands from either Surviving Corporation or Holder Representative as long as such dispute may continue, and the Escrow Agent shall make no delivery or other disposition of any property then held by it under this Agreement until it has received either joint written instructions from Surviving Corporation and Holder Representative or certified copy of a final and non-appealable judgement of a court of competent jurisdiction directing disposition of the Escrow Amount.

          3.5 OTHER DISBURSEMENTS OF THE ESCROW AMOUNT. The Escrow Agent shall disburse amounts to Holder Representative for the payment of Taxes on the Earnings, upon receipt of a certificate signed by Holder Representative setting forth the amount and nature of such Taxes, PROVIDED, HOWEVER, that the amount of any such disbursements shall not exceed the Earnings accrued on the Escrow Deposit through the date of such disbursement.

                                 SECTION IV

                                ESCROW AGENT

          4.1 EXPENSES. Surviving Corporation, on the one hand, and Holder Representative, on the other hand, shall share equally the cost of reimbursing the Escrow Agent for its reasonable out-of-pocket expenses, including reasonable attorney's fees in administering the Escrow Account and performing its duties under this Agreement.

          4.2 RESPONSIBILITIES OF ESCROW AGENT. The Escrow Agent's acceptance of its duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to its rights, duties, liabilities and immunities:

          (a) Except as to its due execution and delivery of the Agreement, it makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and it shall not be required to inquire as to the performance of any obligation under the Purchase Agreement;

          (b) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what it purports to be;

          (c) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except its own gross negligence or misconduct;

          (d) The Escrow Agent may consult with competent and responsible legal counsel selected by it, and it shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel;

          (e) Principal Holders, on the one hand, and Surviving Corporation, on the other hand, agree to indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns (collectively, the "INDEMNIFIED PARTIES") harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, "DAMAGES"), including, without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or incurred by it in connection with the performance of its duties hereunder. Such indemnity includes, without limitation, Damages incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof. The indemnification provisions contained in this paragraph shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent. Notwithstanding any provision to the contrary in this Agreement, neither the Principal Holders, Holder Representative nor Surviving Corporation shall have any liability to the Indemnified Parties with respect to any Damages that result, directly or indirectly, from the gross negligence or misconduct of the Escrow Agent;

          (f) The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and it shall not be bound by any modification of this Agreement unless in writing and signed by all parties hereto or their respective successors in interest;

          (g) The recitals of facts in this Agreement shall be taken as the statements of Principal Holders and Surviving Corporation, and the Escrow Agent assumes no responsibility for the correctness of the same. The Escrow Agent shall be under no obligation or duty to perform any act which would involve it in an expense or liability or to institute or defend any suit in respect of this Agreement or to advance any of its own moneys unless properly indemnified;

          (h) The Escrow Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document reasonably believed by it to be genuine and to have been signed and presented by the proper party or parties. Whenever the Escrow Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action under this agreement, such matter may be deemed inclusively proved and established by a certificate signed by the Holder Representative and Surviving Corporation, and such certificate shall be full warranty for any action taken or suffered in good faith under the provisions of this Agreement; and

          (i) The Escrow Agent does not have any interest in the Escrow Amount but is serving as Escrow Agent only and having only possession thereof. This
SECTION 4.2(i) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

                                    SECTION V

                                  MISCELLANEOUS

          5.1 AMENDMENT. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver, consent is sought.

          5.2 TERMINATION. This Agreement shall terminate automatically at such time as all funds from the Escrow Account have been paid or distributed in accordance with the terms of this Agreement and the Escrow Agent has received all fees as described in SECTION 4.1 hereof. Notwithstanding the foregoing, all provisions concerning the indemnification of the Escrow Agent shall survive any termination of this Agreement.

          5.3 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement is interpreted by a court of competent jurisdiction and found to be invalid or unenforceable, neither the enforceability nor the validity of such provisions with respect to any other facts or under any other circumstances shall thereby be impaired. The unenforceability or invalidity of any provision shall not result in the interpretation of the remainder of this Agreement, or any section hereof, in a manner inconsistent with intent of the parties as evidenced by the terms of this Agreement, or such section, as a whole.

          5.4 WAIVER. Failure of any party to complain of any act or omission on the part of any other party in breach or default of this Agreement, no matter how long the same may continue, shall not be deemed to be a waiver by the part of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any other provision of this Agreement shall be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or other provisions.

          5.5 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by fax, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

          (a)  If to Holder Representative:

               _________________________
               _________________________
               _________________________
               Attention:_______________
               Telecopy No.:____________

               with copies to (which shall not constitute notice)

               _________________________
               _________________________
               _________________________
               Attention:_______________
               Telecopy No.:____________

          (b)  If to Surviving Corporation

               _________________________
               4800 Hampden Lane
               Bethesda, Maryland  20814
               Attn:  James M. Dean
               Telecopy No.:  (301) 961-7039

               with a copy (which shall not constitute notice) to:

               Latham & Watkins
               1001 Pennsylvania Avenue, NW, Suite 1300
               Washington, D.C. 20004
               Attn:  Eric A. Stern
               Telecopy No.:  (202) 637-2201

          (c)  If to the Escrow Agent:

               _________________________
               _________________________
               _________________________
               Attention:_______________
               Telecopy No.:____________
or to such other address or to such other person as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

          5.6 ASSIGNMENT. Surviving Corporation and Principal Holders may assign their rights under this Agreement to the same extent as they are permitted to assign their rights and obligations under the Merger Agreement.

          5.7 ENTIRE AGREEMENT. This Agreement, the Merger Agreement and the exhibits thereto embody the entire agreement and understanding among Holder Representative, Acquisition, Surviving Corporation and the Escrow Agent with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral and written, among Holder Representative, Acquisition, Surviving Corporation and the Escrow Agent with respect to the subject matter hereof.

          5.8 INTERPRETATION. The headings set forth in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

          5.9 GOVERNING LAW; JURISDICTION. The construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to its principles of conflict of law, and the state and federal courts of Maryland shall have exclusive jurisdiction over any controversy or claim arising out of or relating to this Agreement.

          5.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                   ACQUISITION


                                   By:_____________________________
                                      Name:
                                      Title:


                                   HOLDER REPRESENTATIVE,
                                     on behalf of Principal Holders


                                   By:_____________________________



                                   ESCROW AGENT



                                   By:_____________________________
                                      Name

                                                                         ANNEX D

                          CONTINGENT PAYMENT ESCROW AGREEMENT

          CONTINGENT PAYMENT ESCROW AGREEMENT, dated as of April __, 1997, among NYMA Acquisition, Inc., a Delaware corporation ("Acquisition," and after the Effective Time, the "Surviving Corporation"), the Holder Representative (as defined in the Merger Agreement) and ____________________ (the "CONTINGENT PAYMENT ESCROW AGENT").

          WHEREAS, Principal Holders (as defined in the Merger Agreement), the Holder Representative, the Company and Acquisition have entered into an Agreement and Plan of Merger Purchase dated as of April __, 1997 (the "MERGER AGREEMENT");

          WHEREAS, Section 2.2 of the Merger Agreement provides that at the Closing (as such term and other capitalized terms used herein without definition are defined in the Merger Agreement), the sum of Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000) (the "CONTINGENT PAYMENT DEPOSIT") shall be delivered to the Contingent Payment Escrow Agent, which shall be held and disbursed by the Contingent Payment Escrow Agent pursuant to the terms hereof.

          NOW THEREFORE, the parties hereto agree as follows:

                                SECTION I

APPOINTMENT OF CONTINGENT PAYMENT ESCROW AGENT; RESIGNATION AND SUCCESSOR

          1.1 APPOINTMENT OF CONTINGENT PAYMENT ESCROW AGENT. The Contingent Payment Escrow Agent is hereby appointed, and accepts its appointment and designation as, Contingent Payment Escrow Agent pursuant to the terms and conditions of this Agreement.

          1.2 RESIGNATION OF CONTINGENT PAYMENT ESCROW AGENT; APPOINTMENT OF SUCCESSOR. The Contingent Payment Escrow Agent acting at any time hereunder may resign at any time by giving at least 30 calendar days' prior written notice of resignation to the Holder Representative and Surviving Corporation, such resignation to be effective on the date specified in such notice. Upon receipt of such notice, the Holder Representative and Surviving Corporation shall, unless they otherwise agree, appoint a bank or trust company with a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000) as successor to the Contingent Payment Escrow Agent, by a written instrument delivered to such successor Contingent Payment Escrow Agent, the Holder Representative and Surviving Corporation, whereupon such successor Contingent Payment Escrow Agent shall succeed to all the rights and obligations of the resigning Contingent Payment Escrow Agent as of the effective date of resignation as if originally named herein. Upon such assignment of this Agreement, the resigning Contingent Payment Escrow Agent shall duly transfer and deliver the Contingent Payment Escrow Amount (as defined in SECTION 2.1(b) hereof), at the time held by the resigning

Contingent Payment Escrow Agent, to such successor Contingent Payment Escrow Agent, PROVIDED that, if no successor Contingent Payment Escrow Agent shall have been appointed on the effective date of resignation of the resigning Contingent Payment Escrow Agent hereunder, the resigning Contingent Payment Escrow Agent may pay the Escrow Amount into a court of competent jurisdiction.

                                   SECTION II

                              ESCROW ARRANGEMENTS


          2.1  DELIVERY OF THE DEPOSIT, ETC.

          (a) Acquisition has, concurrent with the execution hereof, delivered to the Contingent Payment Escrow Agent, by wire transfer of immediately available funds, the Contingent Payment Deposit. The parties acknowledge and agree that for tax purposes, the Escrow Contingent Payment Agent shall report Earnings (as defined in Section 2.1(b) hereof) on the Contingent Payment Deposit as attributable to the party receiving such portion of the Contingent Payment Deposit. Each party hereto, except the Contingent Payment Escrow Agent shall, promptly after the date hereof, provide the Contingent Payment Escrow Agent with its Employer Identification Number (ION) as assigned by the Internal Revenue Service. Any disbursement of the Contingent Payment Deposit shall be allocated and paid by the Contingent Payment Escrow Agent as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

          (b) The Contingent Payment Escrow Agent shall hold the Contingent Payment Deposit and all interest and other proceeds from the investment thereof ("EARNINGs", together with the Contingent Payment Deposit, the "CONTINGENT PAYMENT ESCROW AMOUNT") in an escrow account (the "CONTINGENT PAYMENT ACCOUNT"). The Contingent Payment Escrow Amount shall not be subject to any lien or attachment or any creditor or any third party and shall be used solely for the purposes and subject to the conditions set forth in this Agreement and the Purchase Agreement.

          2.2 INVESTMENT OF THE ESCROW AMOUNT. The Contingent Payment Escrow Agent is hereby authorized and directed to invest and reinvest and reinvest any amounts at any time in the Contingent Payment Account in the following obligations (collectively, the "PERMITTED INVESTMENTS"):

          (a) obligations of, or fully guaranteed as to timely payment of principal and interest by, the United States of America;

          (b) such money market funds as are agreed to from time to time by the Holder Representative and Surviving Corporation; and

          (c) certificates of deposit with any bank or trust company organized under the laws of the United States of America or any agency or instrumentality thereof or under the laws of any state thereof which has a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000).

          Subject to the foregoing limitations, the Contingent Payment Escrow Agent shall invest the Contingent Payment Escrow Amount in accordance with written instructions delivered to it by the Holder Representative from time to time. Except as provided above, the Contingent Payment Escrow Agent shall have no power or duty to invest the Contingent Payment Escrow Amount or to make substitutions thereof.


                                   SECTION III

                  RELEASE OF THE CONTINGENT PAYMENT ESCROW AMOUNT


          The Contingent Payment Escrow Agent shall release the Contingent Payment Escrow Amount only in accordance with this SECTION 3.

          3.1 NOTICE OF CLAIM. Following the receipt by the Contingent Payment Escrow Agent of the Contingent Payment Deposit, the following procedures shall govern the application of the Contingent Payment Deposit to satisfy any contingent payments due to Holders pursuant to SECTION 2.6 of the Merger
Agreement:

               3.1.1     CONTINGENT PAYMENTS

          (a) The Surviving Corporation shall promptly give to Holder Representative and the Contingent Payment Escrow Agent a notice of any payments owed by Surviving Corporation to the Holders under Section 2.6 of the Merger Agreement.

          (b) Following receipt of notice of any such payment owed by the Surviving Corporation to the Holders, the Surviving Corporation shall promptly give the Contingent Payment Escrow Agent written instructions to disburse such portion of the balance of the Escrow Account (including Earnings from such portion) equal to the amount of payment due under Section 2.6 of the Merger Agreement ("PAYMENT INSTRUCTIONS"). In the event any such payment exceeds the Contingent Payment Escrow Amount, then the Payment Instructions shall direct the Contingent Payment Escrow Agent to apply the full amount of the Contingent Payment Escrow Amount (including all Earnings).

          3.2 PAYMENT OF CLAIMS. Whenever there shall be delivered to the Contingent Payment Escrow Agent Payment Instructions, the Contingent Payment Escrow Agent shall pay to the party entitled thereto the amount specified in such instructions. In the event the amount set forth in such instructions exceeds the balance of the Contingent Payment Account, the

Contingent Payment Escrow Agent shall apply the full amount of the Contingent Payment Escrow Amount (including all Earnings) to such claim.

          3.3  TERMINATION: RETENTION OF FUNDS.

          As of the date of the final determination and payment of any sums due Holders pursuant to Section 3.1 hereof (the "ADJUSTMENT DATE"), the following procedures shall govern the application of the Contingent Payment Escrow Amount. On the Adjustment Date the Contingent Payment Escrow Agent shall pay and deliver to Acquisition the balance of the Contingent Payment Escrow Amount, in accordance with written instructions delivered by the parties hereto.

          3.4 DISPUTE. In the event of any dispute among any of the parties to this Agreement relating to this Agreement, including without limitation a dispute with respect to the interpretation or administration of this Agreement, the Contingent Payment Escrow Agent shall not comply with any such claims or demands from either Surviving Corporation or Holder Representative as long as such dispute may continue, and the Contingent Payment Escrow Agent shall make no delivery or other disposition of any property then held by it under this Agreement until it has received either joint written instructions from the Surviving Corporation and Holder Representative or certified copy of a final and non-appealable judgement of a court of competent jurisdiction directing disposition of the Escrow Amount.

          3.5 OTHER DISBURSEMENTS OF THE ESCROW AMOUNT. The Contingent Payment Escrow Agent shall disburse amounts to Surviving Corporation or Holder Representative, as the case may be for the payment of Taxes on the Earnings, upon receipt of a certificate signed by Holder Representative setting forth the amount and nature of such Taxes, PROVIDED, HOWEVER, that the amount of any such disbursements shall not exceed the Earnings accrued on the Contingent Payment Deposit through the date of such disbursement.

                                  SECTION IV

                                 ESCROW AGENT

          4.1 EXPENSES. Surviving Corporation, on the one hand, and Holder Representative, on the other hand, shall share equally the cost of reimbursing the Contingent Payment Escrow Agent for its reasonable out-of-pocket expenses, including reasonable attorney's fees in administering the Escrow Account and performing its duties under this Agreement.

          4.2 RESPONSIBILITIES OF ESCROW AGENT. The Contingent Payment Escrow Agent's acceptance of its duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to its rights, duties, liabilities and immunities:

          (a) Except as to its due execution and delivery of the Agreement, it makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and it shall not be required to inquire as to the performance of any obligation under the Merger Agreement;

          (b) The Contingent Payment Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what it purports to be;

          (c) The Contingent Payment Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except its own gross negligence or misconduct;

          (d) The Contingent Payment Escrow Agent may consult with competent and responsible legal counsel selected by it, and it shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel;

          (e) Principal Holders, on the one hand, and Surviving Corporation, on the other hand, agree to indemnify and hold the Contingent Payment Escrow Agent and its directors, employees, officers, agents, successors and assigns (collectively, the "INDEMNIFIED PARTIES") harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, "DAMAGES"), including, without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Contingent Payment Escrow Agent or incurred by it in connection with the performance of its duties hereunder. Such indemnity includes, without limitation, Damages incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof. The indemnification provisions contained in this paragraph shall survive the termination of this Agreement or the resignation or removal of the Contingent Payment Escrow Agent. Notwithstanding any provision to the contrary in this Agreement, neither the Principal Holders, the Holder Representative nor Surviving Corporation shall have any liability to the Indemnified Parties with respect to any Damages that result, directly or indirectly, from the gross negligence or misconduct of the Contingent Payment Escrow Agent;

          (f) The Contingent Payment Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and it shall not be bound by any modification of this Agreement unless in writing and signed by all parties hereto or their respective successors in interest;

          (g) The recitals of facts in this Agreement shall be taken as the statements of Principal Holders and Surviving Corporation, and the Contingent Payment Escrow Agent assumes no responsibility for the correctness of the same. The Contingent Payment Escrow Agent shall be under no obligation or duty to perform any act which would involve it in an expense or liability or to institute or defend any suit in respect of this Agreement or to advance any of its own moneys unless properly indemnified;

          (h) The Contingent Payment Escrow Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document reasonably believed by it to be genuine and to have been signed and presented by the proper party or parties. Whenever the Contingent Payment Escrow Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action under this agreement, such matter may be deemed inclusively proved and established by a certificate signed by the Holder Representative and Surviving Corporation, and such certificate shall be full warranty for any action taken or suffered in good faith under the provisions of this Agreement; and

          (i) The Contingent Payment Escrow Agent does not have any interest in the Contingent Payment Escrow Amount but is serving as Contingent Payment Escrow Agent only and having only possession thereof. This SECTION 4.2(i) shall survive notwithstanding any termination of this Agreement or the resignation of the Contingent Payment Escrow Agent.

                                    SECTION V

                                  MISCELLANEOUS

          5.1 AMENDMENT. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver, consent is sought.

          5.2 TERMINATION. This Agreement shall terminate automatically at such time as all funds from the Contingent Payment Account have been paid or distributed in accordance with the terms of this Agreement and the Contingent Payment Escrow Agent has received all fees as described in SECTION 4.1 hereof. Notwithstanding the foregoing, all provisions concerning the indemnification of the Contingent Payment Escrow Agent shall survive any termination of this Agreement.

          5.3 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement is interpreted by a court of competent jurisdiction and found to be invalid or unenforceable, neither the enforceability nor the validity of such provisions with respect to any other facts or under any other circumstances shall thereby be impaired. The unenforceability or invalidity of any provision shall not result in the interpretation of the remainder of this Agreement, or any section hereof, in a manner inconsistent with intent of the parties as evidenced by the terms of this Agreement, or such section, as a whole.

          5.4 WAIVER. Failure of any party to complain of any act or omission on the part of any other party in breach or default of this Agreement, no matter how long the same may continue, shall not be deemed to be a waiver by the part of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any other provision of this Agreement shall be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or other provisions.

          5.5 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by fax, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

          (a)  If to Holder Representative:

               _________________________
               _________________________
               _________________________
               Attention:_______________
               Telecopy No.:____________

               with copies to (which shall not constitute notice)
               _________________________
               _________________________
               _________________________
               Attention:_______________
               Telecopy No.:____________

          (b)  If to Surviving Corporation

               _________________________
               4800 Hampden Lane
               Bethesda, Maryland  20814
               Attn:  James M. Dean
               Telecopy No.:  (301) 961-7039

               with a copy (which shall not constitute notice) to:

               Latham & Watkins
               1001 Pennsylvania Avenue, NW, Suite 1300
               Washington, D.C. 20004

               Attn:  Eric A. Stern
               Telecopy No.:  (202) 637-2201

          (c)  If to the Contingent Payment Escrow Agent:

               _________________________
               _________________________
               _________________________
               Attention:_______________
               Telecopy No.:____________

or to such other address or to such other person as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

          5.6 ASSIGNMENT. Surviving Corporation and Principal Holders may assign their rights under this Agreement to the same extent as they are permitted to assign their rights and obligations under the Merger Agreement.

          5.7 ENTIRE AGREEMENT. This Agreement, the Merger Agreement and the schedules and annexes thereto embody the entire agreement and understanding among Holder Representative, Acquisition, Surviving Corporation and the Contingent Payment Escrow Agent with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral and written, among Holder Representative, Acquisition, Surviving Corporation and the Contingent Payment Escrow Agent with respect to the subject matter hereof.

          5.8 INTERPRETATION. The headings set forth in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

          5.9 GOVERNING LAW; JURISDICTION. The construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to its principles of conflict of law, and the state and federal courts of Maryland shall have exclusive jurisdiction over any controversy or claim arising out of or relating to this Agreement.

          5.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                   NYMA ACQUISITION, INC.


                                   By:_____________________________
                                      Name:
                                      Title:


                                   HOLDER REPRESENTATIVE,
                                     on behalf of Principal Holders


                                   By:_____________________________



                                   CONTINGENT PAYMENT ESCROW

AGENT



                                   By:_____________________________
                                      Name

                                                                         ANNEX E

            FORM OF OPINION OF PRINCIPAL HOLDERS AND COMPANY COUNSEL



          1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Maryland. The Company has the requisite corporate power and authority to conduct its business as now conducted, and the Company and Principal Holders have the requisite corporate or other power and authority to execute, deliver and perform their obligations under the Merger Agreement and the Ancillary Agreements.

          2. The execution and delivery of the Merger Agreement and the Ancillary Agreements by the Company and Principal Holders, and the performance of their respective obligations thereunder, have been duly authorized by all necessary corporate or other action by the Company and Principal Holders.

          3. The Merger Agreement and the Ancillary Agreements have been duly executed by the Company and Principal Holders, as applicable, and delivered to Acquisition and constitute the valid and binding obligation of the Company and Principal Holders enforceable against the Company and Principal Holders in accordance with their terms.

          4. The execution and delivery by the Company and Principal Holders of the Merger Agreement and the Ancillary Agreements, and the performance by the Company and Principal Holders of their obligations thereunder, do not:
(i) violate any United States federal or Maryland state statute, rule or regulation applicable to the Company or Principal Holders, (ii) violate the provisions of the Company's or Principal Holders governing documents, (iii) violate any of the Contracts or (iii) require any consents, approvals, authorizations, registrations, declarations or filings under any United States federal or Maryland state statute, rule or regulation.

          5. There is no judgment, order, injunction, decree, litigation, proceeding or governmental investigation in effect, pending or to the best of our knowledge, threatened against the Company or Principal Holders which might adversely affect the ability of the Company or Principal Holders to perform their obligations under the Merger Agreement.

          6. The authorized capital stock of the Company consists of _______ shares of Common Stock, $.01 par value per share, of which _______ shares are issued and outstanding. There are no (i) options, warrants, rights of conversion or other rights to acquire from the Company or Principal Holders shares of the capital stock of the Company or securities convertible or exchangeable or exercisable for shares of the capital stock of the Company or
(ii) agreements or commitments by the Company or Principal Holders to issue or sell any shares of capital stock of the Company, any options, warrants, rights of conversion or other rights to acquire shares of the capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of capital stock of the Company.

          7. All the issued and outstanding shares of capital stock of the Company have been duly authorized and are fully paid and non-assessable and are owned of record and beneficially by Holders as set forth on the Disclosure Schedules to the Merger Agreement.

                                                                         ANNEX F

              FORM OF NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

                                                                         ANNEX G

                          FORM OF EMPLOYMENT AGREEMENT